Exhibit 10.1
ASSET PURCHASE AND SALE AGREEMENT
BY AND AMONG
JPI CDI (HK) LIMITED,
JPI/VII ACQUISITION CORP.,
JAKKS PACIFIC, INC.,
CREATIVE DESIGNS INTERNATIONAL, LTD.,
ARBOR TOYS COMPANY LIMITED,
GEOFFREY GREENBERG,
AND
STEPHANIE COE
Dated as of January 18, 2006

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1.	Definitions		1

	1.1	"2006 Review Period"	1
	1.2	"2007 Review Period"	1
	1.3	"2008 Review Period"	1
	1.4	"Action"	1
	1.5	"Adjusted Gross Profit"	2
	1.6	"Affiliate"	2
	1.7	"Affiliated Group"	2
	1.8	"Agreement"	2
	1.9	"Arbitrating Accountants"	2
	1.10	"Assets"	2
	1.11	"Assumed Obligations"	2
	1.12	"Base"	2
	1.13	"Blue Sky Laws"	2
	1.14	"Cash Component"	2
	1.15	"CDI 2006 Adjusted Gross Profit"	3
	1.16	"CDI 2006 Net Sales"	3
	1.17	"CDI Business"	3
	1.18	"CDI Hong Kong"	3
	1.19	"CDI Products"	3
	1.20	"Closing"	3
	1.21	"Closing Date"	3
	1.22	"Closing Net Working Capital"	4
	1.23	"Closing Payment"	4
	1.24	"Closing Purchase Price"	4
	1.25	"COBRA"	4
	1.26	"Code"	4
	1.27	"Combined 2006 Adjusted Gross Profit"	4
	1.28	"Company"	4
	1.29	"Confidentiality Agreement"	4
	1.30	"Consulting Agreement"	4
	1.31	"Contracts"	4
	1.32	"dollars" and "$"	4
	1.33	"Domain Names"	4
	1.34	"Earn-out Adjustment Fraction"	4
	1.35	"Earn-out Objection Notice"	4
	1.36	"Earn-out Period"	4
	1.37	"Effective Time"	4
	1.38	"Eligible Inventory"	4
	1.39	"Employee Plan"	5
	1.40	"Employment Agreements"	5
	1.41	"Encumbrances"	5
	1.42	"Environmental Laws"	5
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1.43	"ERISA"	5
1.44	"ERISA Affiliate"	5
1.45	"Exchange Act"	5
1.46	"Excluded Assets"	5
1.47	"Excluded Liabilities"	5
1.48	"Execution Date"	5
1.49	"Family Member"	5
1.50	"Financial Statements"	5
1.51	"Fiscal Year 2005 Adjusted Gross Profit"	5
1.52	"Fiscal Year 2005 Net Sales"	6
1.53	"FTC"	6
1.54	"GAAP"	6
1.55	"Government Entity"	6
1.56	"Hazardous Materials"	6
1.57	"HK Assets"	6
1.58	"HK Assumed Obligations"	6
1.59	"HK Business"	6
1.60	"HK Effective Date of Employment"	6
1.61	"HK Financial Statements"	6
1.62	"HK GAAP"	6
1.63	"HK Hired Employees"	6
1.64	"HK Included Contracts"	6
1.65	"HK Offer Employee"	7
1.66	"HK Prorations"	7
1.67	"HK Purchase Price"	7
1.68	"HSR Act"	7
1.69	"Included Contracts"	7
1.70	"Indemnified Party"	7
1.71	"Indemnifying Party"	7
1.72	"IRS"	7
1.73	"JAKKS"	7
1.74	"JAKKS Guaranty"	7
1.75	"JAKKS HK"	7
1.76	"JAKKS SEC Reports"	7
1.77	"JAKKS Shares"	7
1.78	"JAKKS US"	7
1.79	"Justice Department"	7
1.80	"Landed Cost"	7
1.81	"Law"	7
1.82	"Lease"	7
1.83	"Loss"	7
1.84	"Material Adverse Change" or "Material Adverse Effect"	7
1.85	"Material Contracts"	8
1.86	[Intentionally Omitted]	8
1.87	"Net Sales"	8

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1.88	"Net Working Capital"	8
1.89	"Net Working Capital Adjustment"	8
1.90	"Non-competition Agreements"	8
1.91	"Non-Transferable Contracts"	8
1.92	"Notice of Claim"	8
1.93	"OSHA"	8
1.94	"Other Closing Date Indebtedness"	8
1.95	"Permits"	8
1.96	"Permitted Liens"	9
1.97	"Person"	9
1.98	"Post-Closing Payment"	9
1.99	"Post-Closing Statement"	9
1.100	"Preliminary Post-Closing Payment"	9
1.101	"Prime Rate"	9
1.102	"Product Liability"	9
1.103	"Prorations"	9
1.104	"Purchaser"	9
1.105	"Real Property"	9
1.106	"Related Documents"	9
1.107	"Review Period"	9
1.108	"SEC"	9
1.109	"Secured Debt"	9
1.110	"Securities Act"	10
1.111	"Seller"	10
1.112	"Sellers' Review Period"	10
1.113	"Stockholder"	10
1.114	"Stockholders' Representative"	10
1.115	"Target Net Working Capital"	10
1.116	"Taxes"	10
1.117	"Tax Return"	10
1.118	"Third Party Claim"	10
1.119	"Trade Debt"	10
1.120	"Trade Right"	10
1.121	"US Assumed Obligations"	10
1.122	"US Assets"	10
1.123	"US Business"	11
1.124	"US Effective Date of Employment"	11
1.125	"US Financial Statements"	11
1.126	"US Hired Employees"	11
1.127	"US Included Contracts"	11
1.128	"US Offer Employee"	11
1.129	"US Prorations"	11
1.130	"US Purchase Price"	11
1.131	"Utilities"	11
1.132	"WARN Act"	11

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2.	Sale and Purchase of Assets		11

	2.1	Transfer of Assets	11
	2.2	Closing Payments	16
	2.3	Proration	16
	2.4	Net Working Capital Adjustment	17
	2.5	Earn-out	19

3.	Representations and Warranties of the Stockholders		22

	3.1	Ownership	22
	3.2	Stockholders' Authority	22
	3.3	Consents and Approvals	22
	3.4	No Conflict or Violation	22
	3.5	Litigation	23
	3.6	Investment Representation	23

4.	Representations and Warranties of the Stockholders and Sellers concerning Sellers and the CDI Business		23

	4.1	Organization, Existence and Corporate Authority	23
	4.2	Capitalization; Ownership of Other Entities	24
	4.3	Consents and Approvals	24
	4.4	No Conflict	24
	4.5	Extent of Assets	24
	4.6	Personal Property	25
	4.7	Real Property	25
	4.8	Financial Statements	26
	4.9	Indebtedness; Undisclosed Liabilities; Adverse Factors	27
	4.10	Absence of Material Changes	27
	4.11	Tax Matters	29
	4.12	Accounts Receivable and Inventory	31
	4.13	Material Contracts	31
	4.14	Environmental Matters	32
	4.15	Intellectual Property	32
	4.16	Compliance with Laws	34
	4.17	Litigation	34
	4.18	Employment	34
	4.19	Insurance	37
	4.20	Brokers	38
	4.21	[Intentionally Omitted]	38
	4.22	Product Liability	38
	4.23	Fair Trading	38
	4.24	Permits	38
	4.25	Customers and Suppliers	38
	4.26	OSHA Matters	39
	4.27	Bank Accounts	39

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	4.28	Investment Representation	39
	4.29	Disclosure	39

5.	Representations and Warranties of Purchasers and JAKKS		40

	5.1	Authority Relative to Agreement	40
	5.2	No Conflict	40
	5.3	Litigation	40
	5.4	Consents and Approvals	40
	5.5	Availability of Funds	41
	5.6	SEC Filings	41
	5.7	Absence of Certain Changes or Events	41
	5.8	JAKKS Shares	41
	5.9	Brokers	41
	5.10	Disclosure	41

6.	Certain Covenants of Stockholders and Sellers		41

	6.1	Information	41
	6.2	Operations	42
	6.3	Negative Covenants	42
	6.4	Governmental and Other Approvals	43
	6.5	HSR Notification	44
	6.6	Closing Conditions	44
	6.7	No-Shop Clause	44
	6.8	Risk of Loss	44
	6.9	Authority of CDI Hong Kong	45

7.	Certain Covenants of Purchasers and JAKKS		45

	7.1	Governmental Approvals	45
	7.2	HSR Notification	45
	7.3	Closing Conditions	45
	7.4	Maintenance of Certain Sources of Supply	45
	7.5	Capital Contribution by JAKKS	45

8.	Conditions Precedent to Obligations of Purchasers and JAKKS		46

	8.1	Representations/Warranties/Covenants	46
	8.2	Litigation or Proceedings	46
	8.3	HSR Act; Governmental and Other Approvals	46
	8.4	No Material Adverse Change	46
	8.5	Related Party Loans	46
	8.6	Closing Deliveries	46
	8.7	Employees	46

9.	Conditions Precedent to Obligations of Stockholders and Sellers		47

	9.1	Representations/Warranties/Covenants	47
	9.2	Litigation or Proceedings	47
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	9.3	HSR Act; Governmental Approvals	47
	9.4	Closing Deliveries	47

10.	Closing		47

	10.1	Closing and Effective Time	47
	10.2	Actions of Stockholders and Sellers at Closing	48
	10.3	Actions by Purchasers and JAKKS at Closing	50

11.	Certain Additional Covenants		52

	11.1	Post-Closing Access to Information	52
	11.2	Preservation and Access to Records Pertaining to the
		Assets After the Closing	52
	11.3	Litigation Cooperation	53
	11.4	Allocation of Closing Purchase Price	53
	11.5	Additional Covenants Relating to Employees and Employee Benefits	53
	11.6	Delivery of Property Received by Sellers or Purchasers After Closing	56
	11.7	JAKKS Appointed Attorney for Sellers	56
	11.8	Payment of Liabilities	57
	11.9	Taxes	57
	11.10	Third Party Consents	58
	11.11	Intellectual Property Matters	59
	11.12	Post-Closing Management of CDI Business	59
	11.13	Securities Law Filings	61
	11.14	Transfer of Domain Names	61
	11.15	[Intentionally Omitted]	61
	11.16	Company Name	61
	11.17	Access Codes and Combinations	62
	11.18	Guaranty	62
	11.19	Transfer Restrictions for JAKKS Shares	62
	11.20	Certain Events Affecting JAKKS Shares	62
	11.21	Rule 144	63
	11.22	Publication of Legal Notice in Hong Kong	63
	11.23	Bulk Sales Laws	63

12.	Termination		63

	12.1	Right to Terminate	63
	12.2	Effect of Termination	64

13.	Indemnification		64

	13.1	By Sellers and Stockholders	64
	13.2	By Purchasers and JAKKS	64
	13.3	Limitations	65
	13.4	Procedural Matters	66

14.	Additional Provisions		68

	14.1	Successors and Assigns, Assignability, Beneficiaries	68
	14.2	Notices	68

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14.3	Amendments and Waivers	69
14.4	Severability	70
14.5	Exhibits	70
14.6	Integration and Entire Agreement	70
14.7	Counterparts and Headings	70
14.8	Survival	70
14.9	Expenses	70
14.10	Interpretations	71
14.11	Further Assurances	71
14.12	Confidentiality	71
14.13	Public Announcements	72
14.14	Remedies Cumulative; Specific Performance	72
14.15	Drafting	72
14.16	Governing Law	72
14.17	JURISDICTION; WAIVER OF JURY TRIAL	72

Exhibits		Page
Exhibit A-1	Form of Non-competition Agreement	A-1 1

Exhibit A-2	Form of Non-competition Agreement (Peter Coe)	A-2 1

Exhibit B	Form of Employment Agreement	B 1

Exhibit C	Form of Consulting Agreement	C 1

Exhibit D-1	Form of Legal Opinion of Ballard Spahr Andrews & Ingersoll, LLP	D-1 1

Exhibit D-2	Form of Legal Opinion of Morrison & Foerster	D-2 1

Exhibit E	Form of Lease	E 1

Exhibit F-1	Form of Legal Opinion of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP	F-1 1

Exhibit F-2	Form of Legal Opinion of Eccles & Lee	F-2 1

ASSET PURCHASE AND SALE AGREEMENT
     THIS ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of January 18, 2006 (the “Execution Date”), is by and among JPI CDI (HK) LIMITED, a Hong Kong corporation (“JAKKS HK”), JPI/VII ACQUISITION CORP., a Delaware corporation (“JAKKS US” and, together with JAKKS HK, the “Purchasers”), both of which are wholly-owned subsidiaries of JAKKS Pacific, Inc., a Delaware corporation (“JAKKS”), JAKKS, CREATIVE DESIGNS INTERNATIONAL, LTD., a Pennsylvania corporation (the “Company”), ARBOR TOYS COMPANY LIMITED, a Hong Kong corporation (“CDI Hong Kong” and, together with the Company, the “Sellers”), GEOFFREY GREENBERG, an individual residing at 5 Casey Court, Newtown, Pennsylvania 18940 (hereafter referred to as “Geoffrey”), and STEPHANIE COE, an individual residing at 450 Scott Court, Yardley, Pennsylvania 19067 (hereafter referred to as “Stephanie” and, together with Geoffrey, the “Stockholders”).
W I T N E S S E T H :
     WHEREAS, Sellers own and operate the CDI Business; and
     WHEREAS, Purchasers desire to purchase and Sellers desire to sell the CDI Business and substantially all of the assets with respect to the CDI Business, upon the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, Sellers and the Stockholders have determined in good faith that it is in the best interests and to the benefit of Sellers, and in furtherance of their respective purposes, that Sellers sell the CDI Business and substantially all of the assets with respect to the CDI Business to Purchasers.
     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:
          1. Definitions. Capitalized terms used herein shall have the meanings ascribed to them in this Article 1 unless such terms are defined elsewhere in this Agreement.
          1.1 “2006 Review Period” means the period of twelve consecutive months ending on December 31, 2006.
          1.2 “2007 Review Period” means the period of twelve consecutive months ending on December 31, 2007.
          1.3 “2008 Review Period” means the period of twelve consecutive months ending on December 31, 2008.
          1.4 “Action” means any action, suit, bankruptcy proceeding, arbitration, mediation, inquiry, demand, claim, complaint, proceeding, dispute, investigation, whether in law or in equity.

          1.5 “Adjusted Gross Profit” for any period means the Net Sales for such period less (without duplication and on a consolidated basis) cost of goods sold, direct selling costs (consisting of warehouse costs, commissions and out-bound freight costs) attributable to products sold in such period, and advertising expenses, including co-op and promotional allowances, and license royalties payable in respect of product sales, including royalty guarantees and advances, all when applied in accordance with GAAP to an accounting period, but excluding any license transfer fees paid in connection with the assignment of the Included Contracts to Purchasers.
          1.6 “Affiliate” means, as to the Person in question, any Person that controls, is controlled by, or is under common control with, the Person in question; and the term “control” means possession of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by contract, or otherwise.
          1.7 “Affiliated Group” means any affiliated, consolidated or unitary group of which either Seller is or was a member.
          1.8 “Agreement” shall have the meaning set forth in the introductory paragraph.
          1.9 “Arbitrating Accountants” means any of the accounting firms of national reputation that are commonly referred to as the “big four” accounting firms with respect to which none of the parties hereto has previously engaged to perform professional services.
          1.10 “Assets” shall have the meaning set forth in Section 2.1(a).
          1.11 “Assumed Obligations” means the HK Assumed Obligations and the US Assumed Obligations.
          1.12 “Base” means (i) for the 2006 Review Period, an amount equal to 89% of the Fiscal Year 2005 Adjusted Gross Profit; (ii) for the 2007 Review Period, an amount equal to the lower of Combined 2006 Adjusted Gross Profit for the fiscal year ending on December 31, 2006 and 108% of the Base for the 2006 Review Period, but in no event shall the Base for the 2007 Review Period be less than 101% of the Base for the 2006 Review Period; and (iii) for the 2008 Review Period, an amount equal to the lower of Adjusted Gross Profit for the fiscal year ending on December 31, 2007 and 108% of the Base for the 2007 Review Period, but in no event shall the Base for the 2008 Review Period be less than 101% of the Base for the 2007 Review Period. The amount of the Base for each Review Period shall be subject to adjustment in accordance with Sections 2.5(k) and 11.10(b).
          1.13 “Blue Sky Laws” means the laws of any state, the District of Columbia, or any territory or other jurisdiction in the United States governing the offer and/or sale of securities in such jurisdiction.
          1.14 “Cash Component” means $83,500,000 plus an amount equal to the aggregate license transfer fees paid or to be paid by Sellers in connection with the assignment of the Included Contracts to the Purchasers on or prior to Closing.

          1.15 “CDI 2006 Adjusted Gross Profit” means CDI 2006 Net Sales during the period from and including January 1, 2006 to the Effective Time less (without duplication and on a consolidated basis) cost of goods sold, direct selling costs (consisting of warehouse costs, commissions and out-bound freight costs) attributable to products sold in such period, and advertising expenses, including co-op and promotional allowances, and license royalties payable in respect of product sales, including royalty guarantees and advances, all when applied in accordance with GAAP to an accounting period, but excluding any license transfer fees paid in connection with the assignment of the Included Contracts to Purchasers; provided that in the event that the Purchasers are unable to receive the benefits described in Section 11.10 with respect to any Included Contract as to which consent, approval or waiver has not been obtained, CDI 2006 Adjusted Gross Profit shall be reduced by the portion thereof attributable to the products sold under such Included Contract during the period from and including January 1, 2006 to the Effective Time.
          1.16 “CDI 2006 Net Sales” means the invoiced amount of CDI Products sold by the Sellers during the period from and including January 1, 2006 to the Effective Time, less the sum of all freight invoiced to customers, sales taxes, credits for returns, shortages and trade discounts and allowances, including defective and markdown allowances but specifically excluding co-op and promotional allowances, all with respect to such CDI Products.
          1.17 “CDI Business” means the business of designing, producing, marketing, selling and distributing CDI Products as conducted by the Sellers, consisting of the HK Business and the US Business.
          1.18 “CDI Hong Kong” shall have the meaning set forth in the introductory paragraph.
          1.19 “CDI Products” means (i) Sellers’ products as of the Execution Date, together with any products that have been sold or marketed by Sellers at any time prior to the Execution Date (unless such products are among the Excluded Assets); (ii) any other products sold by Purchasers or an Affiliate of Purchasers during the Earn-out Period that are improvements to or modifications of such products; (iii) new products developed, acquired or licensed by Purchasers during the Earn-out Period (unless such products have been developed or acquired by JAKKS and/or its Affiliates (other than Purchasers) or licensed from JAKKS and/or its Affiliates (other than Purchasers) (collectively, “JAKKS Products”); provided, that JAKKS and Purchasers (acting reasonably and in good faith) may agree to increase Adjusted Gross Profit by including a percentage of sales and corresponding expenses applicable to JAKKS Products in calculating Adjusted Gross Profit for purposes of computing Adjusted Gross Profit in any Review Period; and (iv) any products sold by JAKKS and/or any of its Affiliates pursuant to licenses that are Included Contracts or improvements or modifications to such products or which are new products of Purchasers as described in clause (iii) above or improvements or modifications to such new products.
          1.20 “Closing” shall have the meaning set forth in Section 10.1.
          1.21 “Closing Date” shall have the meaning set forth in Section 10.1.

          1.22 “Closing Net Working Capital” shall have the meaning set forth in Section 2.4(a).
          1.23 “Closing Payment” means the Cash Component payable at Closing and the JAKKS Shares to be delivered at Closing.
          1.24 “Closing Purchase Price” means the Closing Payment as adjusted by the Net Working Capital Adjustment.
          1.25 “COBRA” means the Consolidated Omnibus Reconciliation Act of 1985, as amended.
          1.26 “Code” means the Internal Revenue Code of 1986, as amended.
          1.27 “Combined 2006 Adjusted Gross Profit” means the aggregate of (i) the CDI 2006 Adjusted Gross Profit and (ii) the Adjusted Gross Profit earned by the Purchasers during the period commencing at the Effective Time and ending on December 31, 2006.
          1.28 “Company” shall have the meaning set forth in the preamble to this Agreement.
          1.29 “Confidentiality Agreement” shall have the meaning set forth in Section 14.12.
          1.30 “Consulting Agreement” has the meaning set forth in Section 10.2(o).
          1.31 “Contracts” means written or oral contracts, leases, licenses, agreements, arrangements, commitments, instruments or understandings.
          1.32 “dollars” and “$” shall mean currency of the United States of America.
          1.33 “Domain Names” means the domain names “cditoys.com” and “arbortoys.com”.
          1.34 “Earn-out Adjustment Fraction” shall have the meaning set forth in Section 2.5(a).
          1.35 “Earn-out Objection Notice” shall have the meaning set forth in Section 2.5(f).
          1.36 “Earn-out Period” means, collectively, the period from the Closing Date to December 31, 2008.
          1.37 “Effective Time” has the meaning set forth in Section 10.1.
          1.38 “Eligible Inventory” means inventories of consumable items reflected in the Financial Statements, but excluding any items in any material amount that are below standard quality, damaged, obsolete or of a quantity or quality not usable or suitable in the ordinary course of business.
          1.39 “Employee Plan” shall have the meaning set forth in Section 4.18(b).
          1.40 “Employment Agreements” has the meaning set forth in Section 10.2(g).
          1.41 “Encumbrances” means any and all mortgages, pledges, security interests, encumbrances, community property interests, conditions, equitable interests, options, warrants, attachments, rights of first refusal, preemptive, conversion, put, call or other claim or rights, restrictions on use, voting, receipt of income, transfer (other than restrictions imposed by federal and state securities laws) or exercise of any other attribute of ownership or liens or charges of any kind or nature whatsoever.
          1.42 “Environmental Laws” means all Laws related to the environment, natural resources, or the handling, use, recycling, generation, treatment, storage, transportation or disposal of Hazardous Materials and health and safety, and any common law cause of action relating to the environment, natural resources, safety, health or the management of or exposure to Hazardous Materials.
          1.43 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          1.44 “ERISA Affiliate” means any Person which, by reason of its relationship with Sellers, is required to be aggregated with Sellers under Sections 414(b), 414(c) or 414(m) of the Code, or which, together with Sellers, is a member of a controlled group within the meaning of Section 4001(a) of ERISA.
          1.45 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          1.46 “Excluded Assets” shall have the meaning set forth in Section 2.1(b).
          1.47 “Excluded Liabilities” shall have the meaning set forth in Section 2.1(d).
          1.48 “Execution Date” shall have the meaning set forth in the introductory paragraph.
          1.49 “Family Member” means an individual’s spouse, parents, children and siblings, whether by blood, marriage or adoption.
          1.50 “Financial Statements” shall have the meaning set forth in Section 4.8(b).
          1.51 “Fiscal Year 2005 Adjusted Gross Profit” means Fiscal Year 2005 Net Sales less (without duplication and on a consolidated basis) cost of goods sold and direct selling costs (consisting of warehouse costs, commissions and out-bound freight costs) attributable to products sold by the Sellers during the fiscal year ending December 31, 2005, and advertising expenses, including co-op and promotional allowances, and license royalties payable in respect of product sales, including royalty guarantees and advances, all when applied in accordance with GAAP to an accounting period.
          1.52 “Fiscal Year 2005 Net Sales” means the invoiced amount of CDI Products sold by the Sellers during the period from and including January 1, 2005 and to and including December 31, 2005, less the sum of all freight invoiced to customers, sales taxes, credits for returns, shortages and trade discounts and allowances, including defective and markdown allowances but specifically excluding co-op and promotional allowances, all with respect to the CDI Products.
          1.53 “FTC” means the Federal Trade Commission.
          1.54 “GAAP” means generally accepted accounting principles in effect on the date hereof as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or as may be accepted generally by the accounting profession of the United States.
          1.55 “Government Entity” means any United States or foreign, federal, state or local court or tribunal or administrative, governmental or regulatory body, agency, commission, division, department, board, bureau, public body, instrumentality or other authority.
          1.56 “Hazardous Materials” shall have the meaning set forth in Section 4.14(b).
          1.57 “HK Assets” shall have the meaning set forth in Section 2.1(a). For the avoidance of doubt, HK Assets shall not include any assets that are Excluded Assets.
          1.58 “HK Assumed Obligations” shall have the meaning set forth in Section 2.1(c)(i).
          1.59 “HK Business” means the CDI Business as conducted by and through CDI Hong Kong.
          1.60 “HK Effective Date of Employment” shall have the meaning set forth in Section 11.5(e).
          1.61 “HK Financial Statements” shall have the meaning set forth in Section 4.8(b).
          1.62 “HK GAAP” means the generally accepted accounting principles in Hong Kong, including accounting principles set forth in applicable Statements of Standard Accounting Practice and interpretations issued by the Hong Kong Institute of Certified Public Accountants.
          1.63 “HK Hired Employees” shall have the meaning set forth in Section 11.5(e).
          1.64 “HK Included Contracts” means the Contracts included among the HK Assets.

          1.65 “HK Offer Employee” shall have the meaning set forth in Section 11.5(e).
          1.66 “HK Prorations” shall have the meaning set forth in Section 2.3(b).
          1.67 “HK Purchase Price” means the amount of the Closing Purchase Price allocated to the HK Assets in accordance with Section 11.4 hereof.
          1.68 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
          1.69 “Included Contracts” means the HK Included Contracts and the US Included Contracts.
          1.70 “Indemnified Party” shall have the meaning set forth in Section 13.4(a).
          1.71 “Indemnifying Party” shall have the meaning set forth in Section 13.4(a).
          1.72 “IRS” means U.S. Internal Revenue Service.
          1.73 “JAKKS” shall have the meaning set forth in the introductory paragraph.
          1.74 “JAKKS Guaranty” shall have the meaning set forth in Section 11.18.
          1.75 “JAKKS HK” shall have the meaning set forth in the introductory paragraph.
          1.76 “JAKKS SEC Reports” shall have the meaning set forth in Section 5.6.
          1.77 “JAKKS Shares” means shares of the common stock, par value $.001 per share, of JAKKS.
          1.78 “JAKKS US” shall have the meaning set forth in the introductory paragraph.
          1.79 “Justice Department” means the United States Department of Justice.
          1.80 “Landed Cost” means the actual cost of an item of inventory plus freight costs and import duties and fees associated therewith.
          1.81 “Law” means any statute, rule, regulation or ordinance of any Government Entity.
          1.82 “Lease” has the meaning set forth in Section 10.2(u).
          1.83 “Loss” shall have the meaning set forth in Section 13.1.
          1.84 “Material Adverse Change” or “Material Adverse Effect” means a material adverse effect on or a material adverse change in the business, assets, liabilities, revenues, costs and expenses, income before provision for income taxes, operations or condition, financial or otherwise, of Sellers taken as a whole. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.
          1.85 “Material Contracts” has the meaning set forth in Section 4.13(a).
          1.86 [Intentionally Omitted]
          1.87 “Net Sales” means the invoiced amount of CDI Products sold following the Effective Time, less the sum of all freight charges invoiced to customers, sales taxes, credits for returns, shortages and trade discounts and allowances, including defective and markdown allowances but specifically excluding co-op and promotional allowances, all with respect to the CDI Products.
          1.88 “Net Working Capital” means, on a combined basis, the Sellers’ total current assets (which shall include no inventory other than Eligible Inventory which shall be included therein at Landed Cost; provided that for Eligible Inventory which has left the port of Hong Kong, but has not arrived in the United States on or before the Closing Date, such inventory shall be valued at cost only) less Sellers’ total current liabilities, determined in accordance with GAAP (or in the case of CDI Hong Kong, in accordance with HK GAAP) on a basis consistent with that applied in prior periods and in a manner consistent with the Financial Statements. Notwithstanding the foregoing, for purposes of calculating Net Working Capital: (i) the Sellers’ current assets shall include the amounts paid by Sellers for molds that have not been used by Sellers prior to the Closing Date and (ii) Net Working Capital shall exclude Excluded Assets and Excluded Liabilities.
          1.89 “Net Working Capital Adjustment” shall have the meaning set forth in Section 2.4(a)(i).
          1.90 “Non-competition Agreements” means the non-competition agreements, substantially in the forms attached to this Agreement as Exhibit A-1 and Exhibit A-2.
          1.91 “Non-Transferable Contracts” shall have the meaning set forth in Section 4.5.
          1.92 “Notice of Claim” shall have the meaning set forth in Section 13.4(a).
          1.93 “OSHA” means the Occupational Safety and Health Act, as amended.
          1.94 “Other Closing Date Indebtedness” shall have the meaning set forth in Section 2.2(b).
          1.95 “Permits” means all franchises, approvals, permits, authorizations, licenses, orders, registrations, certificates, variances, and other similar permits or rights obtained by Sellers from any Government Entity and all pending applications therefor.

          1.96 “Permitted Liens” mean (a) statutory liens for Taxes to the extent that the payment thereof is not past due or to the extent the taxpayer is contesting such Taxes in good faith through appropriate proceedings, (b) statutory or common law liens to secure landlords, lessors or renters under real or personal property leases or rental agreements to the extent that no payment or performance under any such lease or rental agreement is in default, arrears or is otherwise past due, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or old age pension programs mandated under applicable Laws, (d) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent the payment thereof is not in arrears or otherwise past due, (e) for any Asset with respect to which either Seller is a lessee or licensee, any residual right, title or interest in or to such Asset held by the lessor or licensor of such Asset, and (f) other imperfections of title and Encumbrances that do not, individually or in the aggregate, impair the continued use and operation of the Assets.
          1.97 “Person” means and includes an individual, a partnership, a joint venture, an association, a corporation, a trust, an unincorporated organization, a limited liability company or partnership, and a Government Entity.
          1.98 “Post-Closing Payment” shall have the meaning set forth in Section 2.5(a).
          1.99 “Post-Closing Statement” shall have the meaning set forth in Section 2.5(e).
          1.100 “Preliminary Post-Closing Payment” shall have the meaning set forth in Section 2.5(i).
          1.101 “Prime Rate” means at the time of determination the prime rate reported in the Wall Street Journal immediately prior to the date of calculation.
          1.102 “Product Liability” means a liability arising out of death, personal injury or damage to property caused by a defective product or service.
          1.103 “Prorations” shall have the meaning set forth in Section 2.3(b).
          1.104 “Purchaser” means each of JAKKS HK and JAKKS US who, collectively, shall be referred to herein as the “Purchasers.”
          1.105 “Real Property” shall have the meaning set forth in Section 4.7(a).
          1.106 “Related Documents” shall have the meaning set forth in Section 3.2.
          1.107 “Review Period” means any of the 2006 Review Period, the 2007 Review Period or the 2008 Review Period.
          1.108 “SEC” means the U.S. Securities and Exchange Commission.
          1.109 “Secured Debt” shall have the meaning set forth in Section 2.2(a).

          1.110 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          1.111 “Seller” means each of the Company and CDI Hong Kong which, collectively, shall be referred to herein as the “Sellers.”
          1.112 “Sellers’ Review Period” shall have the meaning set forth in Section 2.5(f).
          1.113 “Stockholder” means each of Geoffrey Greenberg and Stephanie Coe who, collectively, shall be referred to herein as the “Stockholders.”
          1.114 “Stockholders’ Representative” means Geoffrey Greenberg.
          1.115 “Target Net Working Capital” means an amount equal to $2,500,000.
          1.116 “Taxes” means any and all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, capital stock, add-on minimum, ad valorem, advance corporation, gross receipts, transfer, excise, property, real estate taxes and assessments, sales, use, value-added, license, payroll, employment, severance, pay as you earn, withholding on amounts paid by or to the relevant party, social security and franchise or other governmental taxes or charges, imposed by any Governmental Entity; and such term shall include any interest, penalties or additions to tax attributable to such taxes. Such term also shall include any interest, fines or penalties levied as a result of failure to file a Tax Return or the delinquent filing of any Tax Return.
          1.117 “Tax Return” means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.
          1.118 “Third Party Claim” shall have the meaning set forth in Section 13.4(b).
          1.119 “Trade Debt” means all amounts owed to trade creditors for services, products, intangibles, or other items purchased in the ordinary course of business and consistent with past practices and included in the calculation of Closing Net Working Capital pursuant to Section 2.4.
          1.120 “Trade Right” means a patent, claim of copyright, trademark, trade name, brand name, service mark, logo, symbol, trade dress or design, or representation or expression of any thereof, or registration or application for registration thereof, or any other invention, trade secret, technical information, know-how or other proprietary right or intellectual property.
          1.121 “US Assumed Obligations” shall have the meaning set forth in Section 2.1(c)(ii).
          1.122 “US Assets” shall have the meaning set forth in Section 2.1(a). For the avoidance of doubt, US Assets shall not include any assets that are Excluded Assets.

          1.123 “US Business” means the CDI Business as conducted by and through the Company.
          1.124 “US Effective Date of Employment” shall have the meaning set forth in Section 11.5.
          1.125 “US Financial Statements” shall have the meaning set forth in Section 4.8(a).
          1.126 “US Hired Employees” shall have the meaning set forth in Section 11.5(a).
          1.127 “US Included Contracts” means the Contracts included among the US Assets.
          1.128 “US Offer Employee” shall have the meaning set forth in Section 11.5(a).
          1.129 “US Prorations” shall have the meaning set forth in Section 2.3.
          1.130 “US Purchase Price” means the amount of the Closing Purchase Price allocated to the US Assets in accordance with Section 11.4 hereof.
          1.131 “Utilities” shall have the meaning set forth in Section 2.1(c)(i)(C).
          1.132 “WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.
     2. Sale and Purchase of Assets.
          2.1 Transfer of Assets. On the basis of the representations and warranties of the parties and subject to the terms and conditions set forth in this Agreement:
               (a) Purchase and Sale of Assets. Except as otherwise provided in Section 2.1(b), (i) CDI Hong Kong hereby agrees to, and the Stockholders hereby agree to cause CDI Hong Kong to, sell and transfer to JAKKS HK, and JAKKS HK hereby agrees to purchase from CDI Hong Kong, all of the assets, properties, privileges, claims and rights of every kind, nature and description, wherever located, which are owned, leased or licensed by CDI Hong Kong or as to which CDI Hong Kong possesses any right, title or interest or has any claim of right, whether such assets, properties and rights are real, personal or mixed, tangible or intangible, whether or not any of such assets, properties, privileges, claims and rights have any value for accounting purposes or are carried or reflected on or specifically referred to in the HK Financial Statements, as such assets shall exist on the Closing Date (the “HK Assets”), and (ii) the Company hereby agrees to, and the Stockholders hereby agree to cause the Company to, sell and transfer to JAKKS US, and JAKKS US hereby agrees to purchase from the Company, all of the assets, properties, privileges, claims and rights of every kind, nature and description, wherever located, which are owned, leased or licensed by the Company or as to which the Company possesses any right, title or interest or has any claim of right, whether such assets, properties and rights are real, personal or mixed, tangible or intangible, whether or not any of such assets, properties, privileges, claims and rights have any value for accounting purposes or are carried or reflected on or specifically referred to in the U.S. Financial Statements, as such assets shall exist on the Closing Date (the “US Assets” and, together with the HK Assets, the “Assets”), in the case of all such Assets, free and clear of all Encumbrances except for Permitted Liens, including the following:
                    (i) all tangible assets and properties owned, used or held for use by Sellers, including machinery and equipment, tools, molds, furniture, office equipment, furnishings and fixtures and machinery and equipment under order or construction;
                    (ii) all inventories, including finished goods, work-in-progress, raw materials, accessories, packaging, manufacturing, administrative and other supplies on hand, goods held for sale or to be furnished under the Included Contracts and other inventories owned, leased or licensed by the Sellers or as to which the Sellers possess any other right, title or interest or have any claim of right which are used in connection with the CDI Business;
                    (iii) all cash, cash equivalents, investments, investment securities and certificates of deposit of Sellers to the extent necessary so that the Sellers’ combined Net Working Capital on the Closing Date reasonably approximates the Target Net Working Capital;
                    (iv) all billed and unbilled accounts receivable and all notes receivable of Sellers;
                    (v) all credits, prepaid expenses, deferred charges, advance payments, security deposits and deposits owned by either Seller or as to which either Seller possesses any other right, title or interest or has any claim of right;
                    (vi) all Trade Rights of Sellers, including the names “Creative Designs” and “Arbor Toys”;
                    (vii) all Domain Names of Sellers;
                    (viii) all websites of Sellers and all related property technologies and other related assets owned by Sellers;
                    (ix) any and all Contracts pertaining to the Assets to the extent transferable;
                    (x) all Permits held by either Seller to the extent transferable;
                    (xi) all of Sellers’ books, records, ledgers, files, documents (including originally executed copies of written contracts), customer and supplier lists (past, present or future), correspondence, memoranda, forms, lists, plats, architectural plans, drawings and specifications, copies of documents evidencing Trade Rights, new product development materials, creative materials, advertising and promotional materials, studies, reports, sales and purchase correspondence, books of account and records relating to the Sellers’ respective employees, photographs, quality control records and procedures, equipment maintenance records, manuals and warranty information, research and development files, in each case, whether in hard copy, electronic or magnetic format;
                    (xii) all rights or choses in action arising out of occurrences before or after the Closing Date, including third party warranties and guarantees and all related claims, credits, rights of recovery and set-off and other similar contractual rights, as to third Persons held by or in favor of Sellers; and
                    (xiii) all rights to insurance and condemnation proceeds relating to the damage, destruction, taking or other impairment of the Assets or the CDI Business.
               (b) Excluded Assets. Anything to the contrary in Section 2.1(a) notwithstanding, the Assets shall exclude, and the Purchasers shall not purchase, the assets, properties, privileges, claims and rights of Sellers identified on Schedule 2.1(b) (collectively, the “Excluded Assets”).
               (c) Assumed Obligations.
                    (i) Effective as of the Effective Time, CDI Hong Kong shall and hereby agrees to assign, and the Stockholders shall and hereby agree to cause CDI Hong Kong to assign, and JAKKS HK shall and hereby agrees to assume and discharge as of the Effective Time, only the following liabilities and obligations (collectively, the “HK Assumed Obligations”) in respect of the HK Assets:
                         (A) All obligations of CDI Hong Kong arising or first coming due after the Effective Time under the HK Included Contracts;
                         (B) All unpaid state, city and county personal and real property Taxes, if any, that are directly attributable to the HK Assets relating to periods after the Effective Time, which shall be prorated as provided in Section 2.3 of this Agreement;
                         (C) All utilities, including water, sewer, telephone, electricity and gas service (collectively, the “Utilities”), servicing any of the HK Assets after the Effective Time, subject to the HK Prorations provided in Section 2.3 of this Agreement; and
                         (D) All liabilities and obligations arising after the Effective Time with respect to the HK Hired Employees, as described in Section 11.5 hereof;
                         (E) All severance, change in control or similar liabilities or obligations payable as of the Closing with respect to the HK Hired Employees and identified on Schedule 2.1(c)(i)(E) as a result of the transactions contemplated hereby;
                         (F) All Trade Debt and other liabilities of CDI Hong Kong at the Effective Time included in the calculation of Closing Net Working Capital in accordance with Section 2.4 hereof; and

                         (G) All claims for Product Liability that shall first be made after the Effective Time in respect of any CDI Product manufactured or sold by CDI Hong Kong prior to the Effective Time; and
                         (H) All other obligations listed on Schedule 2.1(c)(i)(H).
                    (ii) Effective as of the Effective Time, the Company shall and hereby agrees to assign, and the Stockholders shall and hereby agree to cause the Company to assign, and JAKKS US shall and hereby agrees to assume and discharge as of the Effective Time, only the following liabilities and obligations (collectively, the “US Assumed Obligations”) in respect of the US Assets:
                         (A) All obligations of the Company arising or first coming due after the Effective Time under the US Included Contracts;
                         (B) All unpaid state, city and county personal and real property Taxes, if any, that are directly attributable to the US Assets relating to periods after the Effective Time, which shall be prorated as provided in Section 2.3 of this Agreement;
                         (C) All Utilities servicing any of the US Assets after the Effective Time, subject to the US Prorations provided in Section 2.3 of this Agreement;
                         (D) All liabilities and obligations arising after the Effective Time with respect to the U.S. Hired Employees, as described in Section 11.5 hereof;
                         (E) All severance, change in control or similar liabilities or obligations payable as of the Closing with respect to the U.S Hired Employees and identified on Schedule 2.1(c)(ii)(E) as a result of the transactions contemplated hereby;
                         (F) All Trade Debt and other liabilities of the Company at the Effective Time included in the calculation of Closing Net Working Capital in accordance with Section 2.4 hereof;
                         (G) All claims for Product Liability that shall first be made after the Effective Time in respect of any CDI Product manufactured or sold by the Company prior to the Effective Time; and
                         (H) All other obligations listed on Schedule 2.1(c)(ii)(H).
               (d) Excluded Liabilities. Notwithstanding anything to the contrary contained herein, Sellers shall retain and not assign, and Purchasers shall not assume, any debts, obligations or liabilities of Sellers not expressly assumed pursuant to Section 2.1(c) hereof (the “Excluded Liabilities”). The Sellers shall continue to be obligated to pay, perform and discharge the Excluded Liabilities, and the Sellers and the Stockholders shall hold Purchasers and JAKKS and their respective Affiliates harmless from such Excluded Liabilities. Notwithstanding anything to the contrary contained herein, the Excluded Liabilities shall include, without limitation:
                    (i) All current and long-term debt of Sellers existing as of the Closing that is not otherwise discharged at Closing pursuant to the closing payments described in Section 2.2 hereof;
                    (ii) All costs and expenses (other than license transfer fees) incurred by Sellers in connection with obtaining the approval of any Person to the assignment of the Included Contracts; provided that the Sellers shall incur no liability in connection with obtaining approvals of the Persons listed on Schedule 8.3 except to the extent that the amount payable in such connection is included in the Cash Component;
                    (iii) Except as is provided in Section 2.1(c)(i)(G) and (H) and Section 2.1(c)(ii)(G) and (H), all general liability for claims arising out of actions or omissions prior to the Effective Time, including, without limitation, any liabilities arising from or relating to audits conducted pursuant to the terms of any Included Contract with respect to periods prior to the Closing Date;
                    (iv) All obligations or liabilities (including liabilities under ERISA or COBRA), in respect of any employee pension or benefit plan or program (including any Employee Plan) except as such obligations and liabilities pertain to the Included Contracts and relate to periods following the Effective Time;
                    (v) All liability for property Taxes, Utilities, rents and other payments due in connection with Sellers’ Real Property, in each case relating to periods prior to the Effective Time, except to the extent allocable to JAKKS US or JAKKS HK pursuant to Section 2.3;
                    (vi) Any environmental liabilities, conditions or obligations that arise from the disposal or release of any Hazardous Materials on, at or underlying Sellers’ Real Property prior to the Effective Time or any other real property that any Seller or any of its Affiliates directly or indirectly owns, leases or occupies or in respect of which such Person has any interest or contingent interest;
                    (vii) All obligations or liabilities in respect of any employees, consultants, agents, contractors or advisors pursuant to any oral or written consulting, employment, agency, independent contractor, change in control, severance or similar agreement or arrangement, accrued sick leave or paid-time off obligations, except as such obligations and liabilities pertain to the Included Contracts and relate to periods following the Effective Time; and
                    (viii) Any liability for Taxes, whether or not accrued, assessed or currently due and payable, of the Stockholders or Sellers, whether or not related to the ownership or use of the Assets for the purposes of or so accruing, being asserted, or becoming due in respect of or in connection with the CDI Business, for any Tax period (or portion thereof) ending on or prior to the Closing Date, including any liability of the Stockholders or Sellers as members of an Affiliated Group pursuant Treasury Regulation §1502-6(a) of the Code, except to the extent allocable to Purchasers pursuant to Section 2.3 below.
          2.2 Closing Payments. On the Closing Date and in consideration for the Assets, Purchasers shall distribute the Closing Payment, subject to adjustment for any Prorations determined as of the Closing Date, by means of wire transfers of immediately available funds or, as to the portion of the Closing Payment consisting of JAKKS Shares, delivery of stock certificates, by 2:00 p.m., New York City time as follows:
               (a) Secured Debt. Such amount of the Closing Payment as may be required to repay in full all of Sellers’ secured debt, including interest thereon through the Closing Date and related fees and charges (collectively, the “Secured Debt”) to the Persons and in the amounts as set forth in Schedule 2.2(a) and to obtain the effective release of all Encumbrances related thereto.
               (b) Other Closing Date Indebtedness Payments. Such amount of the Closing Payment as may be required to repay in full the indebtedness of Sellers, including interest thereon through the Closing Date and related fees and charges (collectively, the “Other Closing Date Indebtedness”) to the Persons and in the amounts set forth in Schedule 2.2(b). Any amounts paid directly to Sellers in respect of Other Closing Date Indebtedness shall be paid by Sellers on the Closing Date to the Persons indicated on Schedule 2.2(b).
               (c) JAKKS Shares. JAKKS shall issue 150,000 JAKKS Shares to be allocated among the Sellers in accordance with Schedule 2.2(c); provided that the Sellers may direct that the JAKKS Shares be issued to the Stockholders by delivering written instructions to that effect to JAKKS prior to the Closing. The JAKKS Shares so issued shall be held subject to Section 11.19.
               (d) Closing Payment Balance. The balance of the Closing Payment shall be paid directly to Sellers, with each Seller receiving that portion of the balance of the Closing Payment computed in accordance with the formula set forth on Schedule 2.2(d).
          2.3 Proration.
               (a) The Company and JAKKS US shall prorate, as of the Closing Date, any amounts relating to the US Business (other than amounts relating to the Excluded Assets or Excluded Liabilities) which become due and payable after the Closing Date which are attributable to the period prior to Closing, and any amounts relating to the US Business (other than amounts relating to the Excluded Assets or Excluded Liabilities) which are paid prior to the Closing Date which are attributable to the period subsequent to Closing, including, without limitation: (i) amounts payable with respect to the US Included Contracts; (ii) personal property Taxes and similar ad valorem obligations levied with respect to the US Assets; and (iii) all Utilities servicing any of the US Assets (collectively, the “US Prorations”); provided, however, that no US Prorations shall be made for any amounts in respect of payments under a US Included Contract for which a default exists or arises as a result of the transactions contemplated by this Agreement and in either case has not been cured.

               (b) CDI Hong Kong and JAKKS HK shall prorate, as of the Closing Date, any amounts relating to the HK Business (other than amounts relating to the Excluded Assets or Excluded Liabilities) which become due and payable after the Closing Date which are attributable to the period prior to Closing, and any amounts relating to the HK Business (other than amounts relating to the Excluded Assets or Excluded Liabilities) which are paid prior to the Closing Date which are attributable to the period subsequent to Closing, including, without limitation, (i) amounts payable with respect to the HK Included Contracts and (ii) all personal property Taxes and similar ad valorem obligations levied with respect to the HK Assets (collectively, the “HK Prorations” and, together with the US Prorations, the “Prorations”); provided, however, that no HK Prorations shall be made for any amounts in respect of payments under a HK Included Contract for which a default exists or arises as a result of the transactions contemplated by this Agreement and in either case has not been cured.
               (c) In the event that Sellers and Purchasers are able to determine any of the Prorations as of the Closing, the net amount of the Prorations so determined as of Closing shall be added to or subtracted from, as the case may be, from the Closing Payment to be paid at the Closing in accordance with Section 2.2 hereof. In the event that Sellers and Purchasers are not able to determine all of the Prorations as of the Closing, Sellers and Purchasers shall cooperate to determine all remaining Prorations as promptly as practicable after the Closing Date and shall, promptly after such determination, pay any amounts owing under this Section 2.3 to the party to whom such amount is owed.
          2.4 Net Working Capital Adjustment.
               (a) Calculation.
                    (i) Within forty-five (45) days after the Closing Date, Sellers shall provide to Purchasers and JAKKS at Sellers’ expense (A) a statement of Sellers’ combined Net Working Capital (the “Closing Net Working Capital”), prepared in accordance with GAAP and in a manner consistent with the Financial Statements, as of the close of business on the Closing Date, adjusted, if necessary, to reflect payments of Secured Debt and Other Closing Date Indebtedness made in accordance with Section 2.2, but excluding cash, cash equivalents, investments, investment securities and certificates of deposit of Sellers to the extent not included in the Assets, (B) based on the statement of Closing Net Working Capital, a computation of the difference (such difference, if any, the “Net Working Capital Adjustment”) between the Closing Net Working Capital and the Target Net Working Capital, and (C) a computation of the Closing Purchase Price as determined by Sellers in accordance with this Section 2.4(a).
                    (ii) Purchasers shall provide Sellers, their respective accountants and other personnel preparing the statement of the Closing Net Working Capital with access at Purchasers’ principal offices, at all times upon reasonable notice during normal business hours, to Purchasers’ personnel, properties, and books and records pertaining to the Assets for purposes of preparing the statement of the Closing Net Working Capital. Purchasers and JAKKS shall have the right, at their cost and expense, to audit the statement of the Closing Net Working Capital, and shall have reasonable access to the workpapers of the accountants and other personnel of Sellers preparing the statement of the Closing Net Working Capital. During the thirty (30) days immediately following the receipt by Purchasers and JAKKS of the items set forth in Section 2.4(a)(i), Purchasers and JAKKS and their respective accountants shall be entitled to review such items and any workpapers, trial balances and similar materials relating thereto prepared by Sellers, their accountants or other personnel.
                    (iii) (A) If Purchasers and JAKKS do not accept Sellers’ computation of the Closing Purchase Price and/or the Net Working Capital Adjustment (including any figures or computations on the statement of Closing Net Working Capital and any other figures or computations used in determining the Closing Purchase Price or the Net Working Capital Adjustment), Purchasers shall give written notice to Sellers prior to the end of the (30) day period referred to in the last sentence of Section 2.4(a)(ii). Such notice shall set forth in reasonable detail the basis for Purchasers’ and JAKKS’s objections to the Closing Purchase Price and/or the Net Working Capital Adjustment.
                         (B) If Purchasers or JAKKS do not object within such thirty (30) day period, the Closing Purchase Price and the Net Working Capital Adjustment shall be deemed accepted and approved by Purchasers and JAKKS. If Purchasers or JAKKS shall give the notice referred to in Section 2.4(a)(iii)(A) within such thirty (30) day period, the parties shall attempt to resolve the matter or matters in dispute. If the matters in dispute cannot be resolved by the parties within sixty (60) days after delivery of such notice to Sellers, the specific matters in dispute shall be submitted to the Arbitrating Accountants selected promptly by Purchasers and Sellers, which firm shall make a final and binding determination as to such matter or matters. The Arbitrating Accountants shall deliver to the parties their written determination regarding the matters submitted to them within sixty (60) days, which determination shall be binding and conclusive upon all parties with respect to the calculation of the Closing Purchase Price and/or the Net Working Capital Adjustment. No such determination shall require Sellers to alter the Financial Statements.
                         (C) Fees and expenses of the Arbitrating Accountants shall be paid 50% by the Purchasers and 50% by Sellers. Other fees and expenses of Sellers incurred in connection with the determination of the Closing Purchase Price and the Net Working Capital Adjustment (including the fees and expenses of Sellers’ accountants) shall be deemed Excluded Liabilities and shall be paid by Sellers and shall in no event be the responsibility of Purchasers or JAKKS.
                    (iv) If the Closing Net Working Capital is less than the Target Net Working Capital, then Sellers shall pay Purchasers the excess of the Target Net Working Capital over the Closing Net Working Capital. If the Closing Net Working Capital is greater than the Target Net Working Capital, then Purchasers shall pay Sellers the excess of the Closing Net Working Capital over the Target Net Working Capital.
               (b) Payment of Net Working Capital Adjustment. Any payment required to be made pursuant to this Section 2.4 shall be made in cash within five (5) business days after acceptance of any Net Working Capital Adjustment by the parties or, in the case of written notice of objection by Purchasers or Sellers, as the case may be, within five (5) business days after any Net Working Capital Adjustment is finally determined as provided above. If any party hereto is obligated to make a payment under this Section 2.4 and fails to make such payment within the time frame established by this paragraph, then such party shall pay interest at the Prime Rate on the amount of such payment for the period from the date such payment was due through (but excluding) the actual day of such payment.
          2.5 Earn-out.
               (a) If Sellers and Purchasers shall earn Combined 2006 Adjusted Gross Profit during the 2006 Review Period in an amount equal to or greater than 101% of the Base applicable to the 2006 Review Period, Purchasers shall pay Sellers an amount (such amount a “Post-Closing Payment” and, together with other amounts, if any, payable under this Section 2.5, the “Post-Closing Payments”) equal to the product of (i) the Post-Closing Payment amount that corresponds to the Combined Adjusted Gross Profit as a percentage of the Base applicable to the 2006 Review Period earned during the 2006 Review Period as set forth on Table A of Schedule 2.5 and (ii) a fraction (such fraction, the “Earn-out Adjustment Fraction”), the numerator of which shall be the number of calendar days in the period commencing on the day after the Closing Date and ending on December 31, 2006, and the denominator of which shall be 365.
               (b) If Purchasers shall earn Adjusted Gross Profit during the 2007 Review Period in an amount equal to or greater than 101% of the Base applicable to the 2007 Review Period, Purchasers shall pay Sellers a Post-Closing Payment equal to the Post-Closing Payment amount that corresponds to the Adjusted Gross Profit as a percentage of the Base applicable to the 2007 Review Period earned by Purchasers during the 2007 Review Period as set forth on Table B of Schedule 2.5.
               (c) If Purchasers shall earn Adjusted Gross Profit during the 2008 Review Period in an amount equal to or greater than 101% of the Base applicable to the 2008 Review Period, Purchasers shall pay Sellers a Post-Closing Payment equal to the Post-Closing Payment amount that corresponds to the Adjusted Gross Profit as a percentage of the Base applicable to the 2008 Review Period earned by Purchasers during the 2008 Review Period as set forth on Table C of Schedule 2.5.
               (d) Each Post-Closing Payment shall be made within seventy-five (75) days after the end of the applicable Review Period triggering Purchasers’ obligations hereunder and allocated between the Sellers in accordance with the formula set forth on Schedule 2.2(d). Any assignment of the Sellers’ respective rights to receive Post-Closing Payments shall be governed by Section 14.1. Post-Closing Payments, if any, shall be payable by wire transfer to Sellers or their permitted assignees in accordance with the written instructions of Sellers previously given to Purchasers pursuant to Section 2.2; provided that such instructions may be modified at any time by Sellers or their permitted assignees by delivery of superseding written instructions delivered to Purchasers and JAKKS in accordance with Section 14.2. In no event shall Purchasers or JAKKS be obligated to make Post-Closing Payments aggregating in excess of Twenty Million Dollars ($20,000,000) and payment of the foregoing amount by Purchasers pursuant to the terms hereof shall relieve Purchasers and JAKKS of any further obligations under this Section 2.5.
               (e) Within sixty (60) days following the end of each Review Period during the Earn-out Period, Purchasers shall prepare or cause to be prepared a statement setting forth the Base and Adjusted Gross Profit, which shall be calculated in accordance with GAAP in a manner consistent with the Financial Statements, for such Review Period and the Adjusted Gross Profit as a percentage of the Base applicable to such Review Period (each a “Post-Closing Statement”) and deliver such statement to the Stockholders.
               (f) If either Stockholder in good faith disagrees with any Post-Closing Statement, the Stockholder Representative may deliver to Purchasers, within ten (10) calendar days after such Stockholder’s receipt of the Post-Closing Statement (the “Sellers’ Review Period”), a written notice (the “Earn-out Objection Notice”) setting forth in reasonable detail (i) the amounts on the Post-Closing Statement with which such Stockholder disagrees and the basis for such disagreement and (ii) such Stockholder’s proposed corrections to the Post-Closing Statement; provided, however, that such disagreement must be based solely upon an alleged failure of the Post-Closing Statement to conform to the requirements of this Section 2.5 and/or alleged mathematical errors contained or reflected therein. The Stockholders shall be deemed to have agreed with all amounts contained in the Post-Closing Statement to which no specific objection has been made. If the Stockholder Representative does not deliver an Earn-out Objection Notice prior to the expiration of Sellers’ Review Period, the Sellers shall be deemed to agree in all respects with Purchasers’ calculation of the Base, Adjusted Gross Profit and the Adjusted Gross Profit as a percentage of the Base for such Review Period, and those respective amounts and percentages as set forth in the Post-Closing Statement shall be final and binding upon Sellers and Purchasers. Purchasers shall, upon written request, make available to the Stockholder Representative and its agents all such documents and information in the Purchasers’ or JAKKS’ possession or control that is necessary to facilitate the Stockholders’ review of the Post-Closing Statement in a timely manner.
               (g) If an Earn-out Objection Notice is properly and timely delivered, the Stockholders and Purchasers shall negotiate in good faith with each other to attempt to resolve the disputed amounts set forth in the Earn-out Objection Notice. If the parties are unable to resolve the disputed amounts set forth in the Earn-out Objection Notice within five (5) calendar days after the Stockholders’ delivery of the Earn-out Objection Notice to Purchasers, the parties shall cause the Arbitrating Accountants to promptly review this Agreement and the disputed amounts in the Post-Closing Statement for the purpose of calculating the Base, Adjusted Gross Profit and the Adjusted Gross Profit as a percentage of the Base for such Review Period. In making any such calculations, the Arbitrating Accountants shall consider only those amounts in the Post-Closing Statement as to which the Stockholders have, in the Earn-out Objection Notice, disagreed.
               (h) The Arbitrating Accountants shall deliver to the Stockholder Representative and Purchasers, as promptly as practicable, but no later than five (5) calendar days after the Arbitrating Accountants are engaged, a written report setting forth its calculation of the disputed amounts and percentages. Upon such delivery, such report and the calculations set forth therein shall be final and binding upon Sellers and Purchasers. The cost of such review and report shall be borne equally by Sellers and Purchasers.
               (i) If an Earn-out Objection Notice is properly and timely delivered by the Stockholders with respect to any Post-Closing Statement, Purchasers shall pay the Post-Closing Payment set forth in such Post-Closing Statement (the “Preliminary Post-Closing

Payment”) in accordance with Section 2.5(d) of this Agreement pending resolution of the disputed amounts. If based upon the written report of the Arbitrating Accountants Sellers are owed an amount (a “Final Post-Closing Payment”) different from the Preliminary Post-Closing Payment, the following provisions shall apply. If the Final Post-Closing Payment exceeds the Preliminary Post-Closing Payment, Purchasers shall pay to Sellers within two (2) business days after the Arbitrating Accountant’s delivery of their written report pursuant to Section 2.5(h) an amount equal to such excess together with interest at the Prime Rate on such excess amount for the period from the date that the Post-Closing Payment was due through (but excluding) the actual day of such additional payment. If the Preliminary Post-Closing Payment exceeds the Final Post-Closing Payment, Sellers shall pay to Purchasers within two (2) business days after the Arbitrating Accountant’s delivery of their written report pursuant to Section 2.5(h) an amount equal to such excess together with interest at the Prime Rate on such excess amount for the period from the date that the Post-Closing Payment was due through (but excluding) the actual day of such additional payment. If any amount payable by Purchasers pursuant to the third sentence of this Section 2.5(i) (excluding any interest accruing with respect thereto) is more than 10% of the applicable Preliminary Post-Closing Payment, Purchasers shall pay the costs reasonably incurred by Sellers in connection with such dispute. If any amount payable by Sellers pursuant to the fourth sentence of this Section 2.5(i) (excluding any interest accruing with respect thereto) is more than 10% of the applicable Preliminary Post-Closing Payment, Sellers shall pay the costs reasonably incurred by Purchasers in connection with such dispute.
               (j) Notwithstanding any provision in this Agreement to the contrary, if Geoffrey’s employment with JAKKS US is terminated by JAKKS US for Cause (as such term is defined in the Employment Agreement between Geoffrey and JAKKS US), from and after such termination no Seller shall be entitled to any Post-Closing Payment.
               (k) If the agreements set forth on Schedule 2.5(k) are not included among the Included Contracts acquired by Purchasers hereunder because Sellers are unable to obtain consent to an extension and assignment of such agreements to Purchasers and Purchasers are unable to receive the benefits described in Section 11.10 in respect of such agreements, for the purpose of calculating the Base for each Review Period, Adjusted Gross Profit for the prior year shall be reduced equitably by an amount agreed to by Purchasers and Sellers; provided that the amount of such reduction shall not be less than the portion of Fiscal Year 2005 Adjusted Gross Profit of the Company and CDI Hong Kong attributable to the products sold under such agreements during the twelve month period ending December 31, 2005. If the agreements set forth on Schedule 2.5(k) are included among the Included Contracts acquired by Purchasers hereunder but the term of such Included Contracts does not extend for the entire Earn-Out Period, and Purchasers are unable to receive the benefits described in Section 11.10 in respect of such agreements for the entire Earn-Out Period, for the purpose of calculating the Base for each Review Period following the end of the term of such Included Contracts acquired by Purchasers, Adjusted Gross Profit for the prior year shall be reduced equitably by an amount agreed to by Purchasers and Sellers; provided that the amount of such reduction shall not be less than the portion of Adjusted Gross Profit of the Company and CDI Hong Kong attributable to the products sold under such agreements during the twelve month period immediately preceding the end of the term of such Included Contracts.

               (l) For the avoidance of doubt, no Post-Closing Payment or license transfer fee shall be included in the calculation of Adjusted Gross Profit.
     3. Representations and Warranties of the Stockholders. The Stockholders, jointly and severally, represent and warrant to Purchasers and JAKKS as follows:
          3.1 Ownership. Except as set forth on Schedule 3.1, each Stockholder holds of record and owns beneficially that number of shares of capital stock in each Seller set forth opposite his or her name on Schedule 3.1, free and clear of any Encumbrances. Except as set forth on Schedule 3.1, no Stockholder is a party to any voting trust, proxy, or other agreement, commitment or understanding with respect to the voting, dividend rights or disposition of any shares of capital stock of any Seller.
          3.2 Stockholders’ Authority. Each Stockholder has the power and authority to execute and deliver this Agreement and all other agreements, documents, certificates and instruments required to be executed and delivered pursuant hereto (collectively, the “Related Documents”) by him or her and to perform his or her respective obligations contemplated by this Agreement and the Related Documents. This Agreement and each Related Document to which either Stockholder is a party have been duly executed and delivered by such Stockholder, and this Agreement and those Related Documents constitute the valid, binding and enforceable obligations of such Stockholder, enforceable in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally, from time to time, in effect and to general equitable principles.
          3.3 Consents and Approvals. Except as set forth on Schedule 3.3, no filing with, and no permit, authorization, license, consent or approval of, any Government Entity or any other Person, other than the FTC and Justice Department under the HSR Act, is necessary for the execution, delivery and performance of this Agreement or the Related Documents by any Stockholder and the consummation of the transactions contemplated by this Agreement and the Related Documents.
          3.4 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement or any Related Document by any Stockholder, nor the consummation by any Stockholder of the transactions contemplated hereby or thereby, nor compliance by the Stockholders with any of the provisions hereof or thereof, will (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension, revocation or modification) under, any of the terms, conditions or provisions of any note, credit agreement, bond, mortgage, deed of trust, security interest, indenture, lease, license, contract, agreement, plan or other instrument or obligation to which any Stockholder is a party or by which he or she or any of his or her properties or assets may be bound or affected, or (ii) violate any judgment, order, writ, injunction, decree, statute, rule or regulation applicable to any Stockholder or any of his or her properties or assets, except for such violations, breaches, defaults, or rights of termination, cancellation, acceleration, creation, imposition, suspension, revocation or modification as to which requisite waivers or consents have been obtained prior to Closing and copies of which have been delivered to Purchasers.

          3.5 Litigation. Except as set forth on Schedule 3.5, there is no Action pending or, to the knowledge of any Stockholder, threatened against or affecting any Stockholder, that could reasonably be expected to impair his or her ability to perform his or her obligations hereunder or under the Related Documents or the transactions contemplated by this Agreement and the Related Documents.
          3.6 Investment Representation. Each Stockholder is an “accredited investor” within the definition set forth in Rule 501(a) under the Securities Act. Any JAKKS Shares acquired by the Stockholders following the distribution of same by Sellers shall be acquired by the Stockholders for their own account, for investment and not with a view to, or in connection with, or with any present intention of, any resale or other disposition thereof. Any distribution(s) of the JAKKS Shares acquired by either Stockholder shall be effected in compliance with the Securities Act and Blue Sky Laws and in a manner so as to preserve at all times Purchasers’ and JAKKS’ exemption therefrom pursuant to Rule 506 under the Securities Act.
     4. Representations and Warranties of the Stockholders and Sellers concerning Sellers and the CDI Business. The Stockholders and Sellers, jointly and severally, represent and warrant to Purchasers and JAKKS as follows:
          4.1 Organization, Existence and Corporate Authority.
               (a) Except as set forth on Schedule 4.1(a), each Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated or organized and has the corporate power and authority and all necessary government licenses, permits, authorizations and approvals to own, lease and operate its properties and to carry on its business as it is now being conducted and has been conducted over the past twelve (12) months. Except as set forth on Schedule 4.1(a), each Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect.
               (b) Each Seller has the power and authority to execute and deliver this Agreement and all other Related Documents required to be executed and delivered pursuant hereto by it and to perform its obligations contemplated by this Agreement and the Related Documents. Except as set forth on Schedule 4.1(b), the execution, delivery and performance of this Agreement and such Related Documents by such Seller have been duly authorized by all necessary corporate action on the part of such Seller, and no other corporate proceedings of such Seller are necessary to authorize the execution, delivery and performance of this Agreement and such Related Documents by such Seller. This Agreement and each Related Document to which either Seller is a party have been duly executed and delivered by such Seller and this Agreement and those Related Documents constitute the valid, binding and enforceable obligations of such Seller, enforceable in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally, from time to time, in effect and to general equitable principles.

          4.2 Capitalization; Ownership of Other Entities. Schedule 4.2 sets forth the designations and numbers of all authorized and outstanding capital stock, equity securities, membership interests or other securities of each Seller, together with the name of the holder of record of such capital stock, equity interests, membership interests or other securities. Except for the securities set forth on Schedule 4.2, no Seller has any capital stock or other equity securities outstanding. Except as set forth on Schedule 4.2, there are no subscriptions, options, warrants, preemptive rights, or other rights of any kind to purchase or otherwise receive (upon conversion, exchange or otherwise) any capital stock or other equity securities of any Seller. Except as set forth on Schedule 4.2, neither Seller is a party to any voting trust, proxy or other agreement, commitment or understanding with respect to the voting, dividend rights or disposition of any of its respective capital stock or membership interests. Sellers do not own, and do not have any agreements, commitments or understandings to acquire, any capital stock or other securities or any direct or indirect equity or ownership interest in any other Person.
          4.3 Consents and Approvals. Except as set forth on Schedule 4.3, no filing with, and no permit, authorization, license, consent or approval of, any Government Entity or any other Person, other than the FTC and Justice Department under the HSR Act, is necessary for the execution, delivery and performance of this Agreement or the Related Documents by either Seller and/or the consummation of the transactions contemplated by this Agreement and the Related Documents.
          4.4 No Conflict. Except as set forth on Schedules 4.3 or 4.4, neither the execution, delivery or performance of this Agreement or any Related Document, nor the consummation of the transactions contemplated hereby or thereby, (i) conflicts with or results in any breach of any provisions of the articles of incorporation, bylaws or other comparable governing document of either Seller, (ii) results in a violation or breach of, or constitutes (with or without due notice or lapse of time or both) a default (or gives rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension, revocation or modification) under, any of the terms, conditions or provisions of any note, credit agreement, bond, mortgage, deed of trust, security interest, indenture, Contract, plan or other obligation to which any Seller is a party or by which any of their respective properties or assets may be bound or affected, (iii) violates any order, writ, injunction, decree or Law applicable to Sellers or any of their respective properties or assets, (iv) results in the creation or imposition of any Encumbrance on any asset of Sellers’ or (v) causes the suspension, revocation or modification of any permit, license, governmental authorization, consent or approval necessary for any Seller to conduct its business as currently conducted and as conducted over the past twelve (12) months, except, in the case of clauses (ii), (iii), (iv) and (v), for such violations, breaches, defaults or rights of termination, cancellation, acceleration, creation, imposition, suspension, revocation or modification as to which requisite waivers or consents have been obtained by each Seller, as applicable, on or prior to Closing and copies of which have been delivered to Purchaser.
          4.5 Extent of Assets. The Assets include all of the real (immovable) and personal (movable) property, intangible (incorporeal) property, rights and other assets of every kind and nature whatsoever owned, leased, licensed or used by Sellers for the conduct of the CDI Business as currently conducted and as conducted during the past twelve (12) months, except for the Excluded Assets and such Included Contracts and Permits that are not transferred to

Purchasers because a consent required for such transfer has not been obtained (such Included Contracts and Permits that are not transferred are referred to herein as the “Non-Transferable Contracts”). The Assets, except for the Excluded Assets and the Non-Transferable Contracts with respect to which Purchasers are unable to obtain the benefits described in Section 11.10 hereof, constitute all the Assets necessary or desirable to design, produce, manufacture, market, sell or distribute the CDI Products. Sellers are the legal and beneficial owners or lessees, as the case may be, of the Assets free and clear of all Encumbrances other than the Permitted Liens, and Sellers have the full right, power and authority to sell, transfer, assign, convey and deliver all of the Assets to Purchasers.
          4.6 Personal Property.
               (a) Schedule 4.6(a) sets forth with respect to the Assets and the CDI Products (i) all items of personal property owned by Sellers, except for items having an original cost of less than $10,000, and, with respect to molds owned by Sellers, only including molds that, to the Sellers’ knowledge, were purchased by Sellers since January 1, 2004, and (ii) all leases of personal property of Sellers, except where the aggregate annual rental value is less than $10,000. Sellers have good and valid title to all of the personal property purported to be owned by them free and clear of all Encumbrances, except Permitted Liens. Sellers have delivered or made available to Purchasers and JAKKS true and complete copies of all leases and other agreements or documents affecting the personal property leased by Sellers and pertaining to the Assets and the production of the CDI Products, all of which are valid and binding agreements of Sellers.
               (b) Except as set forth on Schedule 4.6(b), each item of personal property owned or leased by Sellers, including all equipment which is currently used in the CDI Business and production of the CDI Products is in Sellers’ possession and taking into account the age of such equipment, is in good operating condition and repair, adequate for the uses and purposes for which it is being used or intended, and is available for immediate use in the operation of the CDI Business, and, except as would be natural taking into account the age of such equipment, none of such equipment requires maintenance or repairs other than ordinary, routine maintenance and repairs.
          4.7 Real Property.
               (a) Neither Seller currently owns any real property. Set forth on Schedule 4.7(a) is a list of leases of all real property currently leased by Sellers (the “Real Property”). True, complete and correct copies of each lease for real property to which either Seller is a party have been delivered to Purchasers. The Real Property is the only real property used in the operation of the CDI Business, and, except as set forth on Schedule 4.7(a), none of the Real Property is owned by Sellers, Stockholders or any of their respective Affiliates. Except as set forth on Schedule 4.7(a), the sale of the Assets to Purchasers and the consummation of the transactions contemplated by this Agreement do not require the consent of any of the landlords of any of the Real Property.
               (b) Sellers have delivered to Purchasers true and correct copies of all leases, together with all amendments and modifications thereof, listed in Schedule 4.7(a), all of which are binding on the respective Seller named therein, and with respect to which Sellers are current in their rent payments and are not otherwise in default in any material respect.
               (c) To the knowledge of Sellers, present use of the Real Property is in substantial conformity with all applicable Laws and with all deed restrictions, and no Seller has received any notice of violation or alleged violation thereof.
               (d) To the knowledge of Sellers, there are no material capital expenditures required to be made by Purchasers in connection with the Real Property in order to comply with all applicable Laws. No portion of the Real Property has suffered any damage by fire or other casualty which heretofore has not been repaired or restored and fully paid-for.
               (e) All requisite certificates of occupancy and other licenses, permits or authorizations with respect to the buildings, structures, facilities (including any improvements thereto) on the Real Property and the occupancy and use thereof have been obtained and are currently in effect.
               (f) There are reasonable means of ingress and egress from public roads to each parcel of Real Property.
               (g) The Real Property has access to such Utilities as are necessary for such property’s occupation and use for the CDI Business.
          4.8 Financial Statements.
               (a) The Company has delivered to Purchasers copies of the Company’s audited financial statements for the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004 as well as the Company’s unaudited balance sheet and related unaudited statement of profit and loss and changes in stockholders’ equity for its most recently completed fiscal half-year (collectively, the “US Financial Statements”). The U.S. Financial Statements are attached hereto as Schedule 4.8(a). The US Financial Statements were prepared in accordance with the books and records of the Company, fairly present in all material respects its financial position and results of operations at and for the periods indicated, and were prepared in accordance with GAAP applied consistently with prior periods except as otherwise noted in footnotes to the US Financial Statements (subject, in the case of unaudited statements, to year-end adjustments and to the absence of footnotes).
               (b) CDI Hong Kong has delivered to Purchasers copies of CDI Hong Kong’s audited financial statements for the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004, as well as CDI Hong Kong’s unaudited balance sheet and related unaudited statement of profit and loss and changes in stockholders’ equity for its most recently completed fiscal half-year (collectively, the “HK Financial Statements” and together with the US Financial Statements, the “Financial Statements”). The HK Financial Statements are attached hereto as Schedule 4.8(b). The HK Financial Statements fairly present, and show a fair view of, in all material respects the state of affairs of CDI Hong Kong as at such dates and the results of operations of CDI Hong Kong for the time periods ended on such dates and have been prepared and audited in accordance with HK GAAP applied consistently and audit statements have been prepared on a basis consistent with the basis upon which all audited HK Financial Statements have been prepared in respect of the three years ended December 31, 2004 (subject, in the case of unaudited statements, to year-end adjustments and to the absence of footnotes).
          4.9 Indebtedness; Undisclosed Liabilities; Adverse Factors. Schedule 4.9 sets forth all of Sellers’ outstanding indebtedness for borrowed money, whether secured or unsecured. Except as set forth on Schedule 4.9, no Seller is a party to any loan agreement or the maker or obligor under any promissory note or other similar undertaking, including, without limitation, any guaranty, for the repayment of borrowed money or the performance of any other obligation. Except as set forth on Schedule 4.9, Sellers have no liabilities of any kind whatsoever, either accrued, absolute, contingent, determined or determinable or otherwise, except for liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in the ordinary course of business since December 31, 2004 that are included in the calculation of Closing Net Working Capital. Notwithstanding the liabilities and obligations reflected in the Financial Statements and except as set forth on Schedule 4.9, as of the date of this Agreement the Stockholders have no obligation or liability of any nature to Sellers or any of their Affiliates. Except as set forth on Schedule 4.9, there are no Actions for indemnification asserted by any Person against either Seller under any Law or agreement or pursuant to the articles of incorporation or bylaws or corresponding articles of organization of either Seller, and the Sellers have no knowledge any facts or circumstances that might give rise to the assertion of any such Action. The Sellers have no knowledge of any event, condition, set of facts or circumstances, which is reasonably likely to have a Material Adverse Effect that they have not disclosed to Purchasers. Specific representations and warranties made by Sellers elsewhere in this Agreement or in any Related Document will not in any way limit the representations and warranties in this Section 4.9.
          4.10 Absence of Material Changes. Except as set forth on Schedule 4.10, since December 31, 2004, Sellers have conducted the CDI Business in the ordinary course, and there has not been and the Sellers do not have knowledge of:
               (a) any Material Adverse Change;
               (b) any damage, destruction or loss to any of the Assets that affects the CDI Business;
               (c) any obligation or liability incurred, discharged or satisfied, other than current liabilities incurred, discharged or satisfied in the ordinary course of business;
               (d) any sale, transfer, lease, license, Encumbrance or other disposition of any Asset other than in the ordinary course of business;
               (e) any action taken by any Seller to amend, terminate or waive any material right belonging to that Seller other than in the ordinary course of business;
               (f) any rights transferred or granted under any concessions, leases, licenses, or other Contracts (excluding purchase orders issued or received in the ordinary course of business) to any Trade Rights owned or licensed by Sellers;

               (g) any wage or salary increase to any officer or employee or any amendment to or adoption of an Employee Plan (as defined in Section 4.18(b) herein) not previously disclosed to Purchasers other than in the ordinary course of business, except as set forth in Schedule 4.10;
               (h) any single investment, capital contribution, capital expenditure or any commitment for any capital expenditure in excess of $25,000 outside of the ordinary course of business;
               (i) any transaction, Contract or commitment entered into by any Seller other than in the ordinary course of business;
               (j) any loss of one or more suppliers, manufacturers, distributors or customers, which is reasonably likely to have an adverse effect on current year production or sales, except as set forth on Schedule 4.10;
               (k) any Action pending or threatened, which relates to any Seller or any of the Assets, the outcome of which could reasonably be expected to have a Material Adverse Effect except as set forth on Schedule 4.10;
               (l) (i) the incurrence of any indebtedness for borrowed money, other than borrowings under existing credit facilities and existing indebtedness owing to Stockholders, (ii) the making of any loans or advances to any other Person, other than routine advances to employees consistent with past practice or (iii) the assumption, guarantee or endorsement (whether directly, contingently otherwise) for the obligations of any other Person, other than any assumption, guarantee or endorsement undertaken by one Seller for another Seller in the ordinary course of business;
               (m) any compromise or settlement of, or the taking of any material action with respect to, any Action;
               (n) the entrance into or amendment of any employment, consulting, severance, or similar agreement with any Person other than in the ordinary course of business, except with respect to new hires or routine salary increases (consistent in amount with past practice) in the ordinary course of business or as set forth on Schedule 4.10;
               (o) any material change in any of their respective methods of accounting or accounting practice or policy, except as required by any changes in GAAP or applicable Law;
               (p) the entrance into any agreement the purpose of which is to restrain, limit, or impede Purchasers’ ability to conduct the CDI Business following the Closing;
               (q) the entrance into any other agreements, commitments or contracts which create liabilities other than in the ordinary course of business;

               (r) the authorization or commitment by any Seller to make any capital expenditures other than those capital expenditures incurred by Sellers in the ordinary course of business;
               (s) the cancellation or termination of any insurance policy covering the Assets other than in the ordinary course of business; or
               (t) the maintenance of Sellers’ respective books and records in a manner inconsistent with past business practices, except to be in compliance with GAAP or HK GAAP, as the case may be, or applicable Laws.
          4.11 Tax Matters.
               (a) Except as set forth on Schedule 4.11, (i) Sellers, and all members of Sellers’ Affiliated Group, have filed on a timely basis (taking into account any extensions received from the relevant taxing authorities) all Tax Returns that are or were required to be filed on or prior to the date hereof with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are or were required to be filed, and all such Tax Returns are true, correct and complete in all material respects; (ii) all Taxes due for the periods covered by such Tax Returns have been fully paid, deposited or adequately provided for on the Financial Statements or are being contested in good faith by appropriate proceedings; (iii) there are no Encumbrances as a result of any unpaid Taxes upon any of the Assets and no basis exists for the imposition of any such Encumbrances other than liens for Taxes not yet due and payable; and (iv) no claim has ever been made by an authority in a jurisdiction where Sellers (or members of their Affiliated Group) do not file Tax Returns that they are or may be subject to taxation by that jurisdiction.
               (b) Neither the Sellers nor any of their Affiliates has made with respect to any US Asset any consent under Section 341 of the Code.
               (c) The Company is not a “foreign person” within the meaning of Section 1445 of the Code.
               (d) None of the US Assets is (i) “tax exempt use property” within the meaning of Section 168(h) of the Code or (ii) a lease made pursuant to Section 168(f)(8) of the Code.
               (e) Except as set forth on Schedule 4.11, Sellers have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid (or deemed to have been paid) or owing by any Seller to any employee, independent contractor, creditor, or other third party in respect of the period prior to the Closing Date.
               (f) There are no federal, state, local or foreign audits or other administrative proceedings or court proceedings presently pending with regard to any Taxes or Tax Returns of any Seller.
               (g) There are no deficiencies against any Seller as a result of any IRS or other Government Entity examination that have not been resolved in full, and no Seller has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes for which any Seller may be liable.
               (h) No Seller has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return other than that group of which the Company is the parent. No Seller has any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.
               (i) Except as set forth on Schedule 4.11, correct and complete copies of all (i) Tax Returns (or in the case of Tax Returns filed for an Affiliated Group, the portion of such consolidated or unitary Tax Returns relating to Sellers) for Sellers, for taxable periods ending after March 31, 2001 and (ii) examination reports and statements of deficiencies assessed against or agreed to by any Seller since January 1, 2000 have been made available to Purchasers for their review.
               (j) No Seller has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
               (k) The Company has disclosed on its United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
               (l) No Seller is a party to any tax sharing, tax indemnity or other agreement or arrangement relating to Taxes with any Person.
               (m) No Seller is or was a member of any affiliated, consolidated or unitary group for Tax purposes.
               (n) CDI Hong Kong has properly and punctually filed all Tax Returns and provided all information required for Taxation purposes and none of such Tax Returns is disputed by the Hong Kong Inland Revenue Department or any other Government Entity and CDI Hong Kong is not aware that any dispute is likely, or any event has occurred which would or might give rise to payment of any Taxes.
               (o) CDI Hong Kong has duly and punctually paid all Taxes that it has become liable to pay and is under no liability to pay any penalty or interest in connection with any claim or demand for Taxation and has not paid any Tax that it was and is not properly due to pay.
               (p) Sellers accept and confirm that full particulars and provisions relating to the Tax liabilities of CDI Hong Kong have been disclosed to Purchasers and JAKKS.
               (q) Full and sufficient provisions or reserves have been made in the HK Financial Statements for all Taxes liable to be assessed on CDI Hong Kong or for which CDI Hong Kong is accountable in respect of income, profits or gains earned, accrued or received on or before the date of the HK Financial Statements and full provision has been made in the HK Financial Statements for deferred Taxes, if any, in accordance with accounting principles generally accepted in Hong Kong.
          4.12 Accounts Receivable and Inventory. Except as set forth on Schedule 4.12, the accounts receivable of Sellers reflected on the latest Financial Statements and those existing at Closing (net of reserves reflected in the Financial Statements) are valid and genuine and arose from bona fide transactions in the ordinary course of the CDI Business. Except as set forth on Schedule 4.12, all inventories of consumable items reflected in the Financial Statements do not include any items in any material amount that are below standard quality, damaged, obsolete or of a quantity or quality not usable or suitable in the ordinary course of business of Sellers, except for changes in such inventories occurring subsequent to June 30, 2005 in the ordinary course of business.
          4.13 Material Contracts.
               (a) Schedule 4.13(a) contains a list of all material unexpired Contracts pertaining to the Assets (each a “Material Contract” and collectively, the “Material Contracts”), other than (i) Material Contracts entered into in the ordinary course of business and which may be terminated with less than thirty (30) days’ notice without any obligations being incurred and (ii) Material Contracts in the form of purchase orders issued in the ordinary course of business in a manner consistent with past practices. For purposes of this Section 4.13, a Contract is material if it involves either the remaining payment or the remaining receipt of goods, services or money with a value in excess of $25,000. All Material Contracts are in full force and effect and are valid and binding obligations of Sellers, enforceable in accordance with their terms except as their enforceability may be limited by bankruptcy, insolvency, moratorium, or other Laws relating to or affecting creditors’ rights generally, and the exercise of judicial discretion in accordance with general equitable principles. Except as set forth in Schedule 4.13(a), the Material Contracts are included among the Included Contracts to be assigned to Purchasers at Closing. Except as set forth on Schedule 4.13(a), no default and no event that with the giving of notice, the passage of time or both would constitute an event of default has occurred and is continuing with respect to any of the Material Contracts (whether by any Seller or, to the knowledge of the Sellers, by any other party to such Material Contracts). As of the Closing, no Seller is a party to any loan agreement or the maker or obligor under any promissory note or other similar undertaking, including, without limitation, any guaranty for any Person’s obligation for borrowed money or similar arrangement for the repayment of borrowed money, other than indebtedness to be paid at Closing in accordance with Section 2.2.
               (b) Except as set forth on Schedule 4.13(b), no Seller is a party to any Material Contract with any Stockholder or any of their respective Affiliates. Except as set forth in Schedule 4.13(b), no current or former officer or director (including their respective Family Members), member, manager, employee or shareholder or any Affiliate of any Seller is presently or, in the last three years has been, (i) a party to any transaction with any Seller other than on an arms-length basis (including, but not limited to, any Material Contract providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such officer or director (including their respective Family Members), employee or shareholder or Affiliate thereof), or (ii) the direct or indirect owner of an interest in any Person which is a present (or potential) competitor, supplier, manufacturer, distributor or customer of any Seller, nor does any such Person receive income from any source other than any Seller which relates to, or should properly accrue to, such Seller. Except as set forth on Schedule 4.13(b), all loans made by any Seller to any shareholder, member, manager, employee, officer or director (including their respective Family Members) and all loans made by any shareholder, member, manager, employee, officer or director (including their respective Family Members) to any Seller have been fully repaid to or by the Sellers, as the case may be, without discount and with accrued interest at or before Closing.
          4.14 Environmental Matters.
               (a) No Seller has received any written notice or complaint from any Governmental Entity or any other Person related to any environmental condition or claims with respect to property owned, operated or leased by either Seller involving any violation (or claimed violation) of any Environmental Law.
               (b) Except as disclosed on Schedule 4.14(b), to the best of Sellers’ knowledge, their respective operations are in compliance with all applicable Environmental Laws, including laws relating to the release, discharge, emission, storage, treatment, handling or disposal of any hazardous, toxic, radioactive, infectious or harmful substances or materials, including asbestos and petroleum, including crude oil or any of its fractions or any material prohibited or regulated by any Environmental Law (collectively, “Hazardous Materials”). Except as disclosed on Schedule 4.14(b), there has been no spill, leak, discharge, escape, leaching, dumping or release of Hazardous Materials at the Real Property at levels that exceed any applicable regulatory criteria prescribed by any Environmental Law.
               (c) Sellers do not have or currently use, store, treat, dispose or otherwise handle Hazardous Materials except in compliance with all applicable Environmental Laws.
               (d) To the knowledge of Sellers, no underground storage tanks are located at the Real Property.
               (e) To the knowledge of Sellers, there is no written Action or other written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or civil or criminal penalties) arising out of or relating from (i) the presence or release into the environment of any Hazardous Materials on the Real Property or (ii) circumstances forming the basis of any violation of any Environmental Law.
          4.15 Intellectual Property.
               (a) Schedule 4.15(a) sets forth, with respect to each Trade Right owned by Sellers and registered with any Government Entity or for which an application has been filed with any Government Entity, (i) a brief description of such Trade Right, and (ii) the names of the jurisdictions covered by the applicable registration or application. Except as set forth on Schedule 4.15(a), Sellers do not own any material unregistered trademarks. Schedule 4.15(a) identifies and provides a brief description of each Trade Right licensed to Sellers by any Person (except for any Trade Right that is licensed to Sellers under any third party software license generally available to the public at a cost of less than $10,000), and identifies the license agreement under which such Trade Right is being licensed to Sellers. Sellers have good, valid and marketable title to all of the owned Trade Rights identified in Schedule 4.15(a), free and clear of all Encumbrances, and have a valid right to use all of the licensed Trade Rights identified in Schedule 4.15(a). All of the Trade Rights identified in Schedule 4.15(a) are valid and subsisting and in full force and effect, are free from any claim of abandonment for non-use or dedication to the public domain, and have not been claimed or adjudged invalid or unenforceable in whole or in part. Except as set forth in Schedule 4.15(a), Sellers are not obligated to make any payment to any Person for the use of any Trade Rights. Except as set forth on Schedule 4.15(a), Sellers have not developed jointly with any other Person any Trade Rights with respect to which such other Person has any rights. Except as set forth in Schedule 4.15(a), the Company and the Sellers have not granted and are not obligated to grant any Encumbrance or license in respect to any Trade Right to any Person other than Purchasers. Except as set forth on Schedule 4.15(a), all documents necessary to establish each Seller’s interests in its registered Trade Rights, or Trade Rights with respect to which an application is pending, are in their possession and all formalities in relation thereto have been met, except where the failure to possess such documents and to meet such formalities are not reasonably expected to have a Material Adverse Effect.
               (b) To the Sellers’ knowledge, the confidentiality and secrecy of each Seller’s trade secrets and confidential information (except trade secrets and confidential information whose value Sellers reasonably believe would be unimpaired by public disclosure) have not been compromised.
               (c) Except as set forth on Schedule 4.15(a), to the Sellers’ knowledge, none of the Trade Rights owned, used or licensed by Sellers currently infringes or conflicts with any Trade Rights owned, used or licensed by any other Person. Except as set forth on Schedule 4.15(a), to the Sellers’ knowledge, Sellers are not infringing, misappropriating or making any unlawful use of, and no Seller has, at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Trade Rights owned, used or licensed by any other Person. Except as set forth on Schedule 4.15(a), to the Sellers’ knowledge, no other Person is infringing, misappropriating or making any unlawful use of, and no Trade Rights owned, used or licensed by any other Person infringe or conflict with, any Trade Rights owned, used or licensed by any Seller.
               (d) The Assets include all the Trade Rights (other than Trade Rights licensed to Sellers through any Non-Transferable Contract) necessary to conduct the CDI Business in the manner in which such business is being conducted as of the date of this Agreement and has been conducted over the past twelve (12) months. Except as set forth on Schedule 4.15(a), (i) none of the Trade Rights are licensed to any Person (other than Sellers) on an exclusive basis, and (ii) there is no covenant not to compete or Contract limiting any Seller’s ability to exploit fully any of their owned or licensed Trade Rights or to transact business in any market or geographical area or with any Person.
          4.16 Compliance with Laws. Except as set forth on Schedule 4.16, Sellers are in compliance with all applicable Laws, including OSHA, and all applicable judgments, orders or decrees of any court or other Government Entity relating to or affecting the Assets or the operation of the CDI Business, except where the failure to so comply would not have a Material Adverse Effect.
          4.17 Litigation. Except as set forth on Schedule 4.17, there is no Action pending or, to the knowledge of either Seller, threatened against or affecting the Assets, whether involving or relating to Product Liability or compliance with OSHA or otherwise, or any basis in fact therefor known to Sellers against or involving the Assets or any of the employees of any Seller (other than any such basis in fact for any Action which is not reasonably expected to have a Material Adverse Effect), whether involving or relating to Product Liability or compliance with OSHA or otherwise, whether at law or in equity. Moreover, except as set forth on Schedule 4.17, to Sellers’ knowledge, there is no Action pending or threatened against or affecting either Seller, the outcome of which could reasonably be expected to impair the ability of either Seller to perform its obligations hereunder or under the Related Documents or the transactions contemplated by this Agreement and the Related Documents.
          4.18 Employment.
               (a) Labor Matters.
                    (i) Each Seller is in compliance with all applicable Laws regarding employment and employment practices, terms and conditions of employment, wages and hours and is not and has not engaged in any unfair labor practice.
                    (ii) No Seller is a party or otherwise subject to any collective bargaining or any other written agreements governing the wages, hours and terms of employment of its employees. There is no (A) unfair labor practice complaint against any Seller pending before the National Labor Relations Board or any comparable foreign labor board, including the Hong Kong Labour Tribunal, (B) labor strike, slowdown, work-to-rules, go-slows, or work stoppage (official or unofficial) actually occurring or, to the knowledge of the Sellers, threatened against any Seller, nor has there been during the period of six years immediately preceding the Closing Date, (C) representation petition respecting any Seller’s employees pending before the National Labor Relations Board or any comparable foreign labor board, including the Hong Kong Labour Tribunal, (D) pending grievance or arbitration proceeding arising out of or under collective bargaining agreements applicable to any Seller or (E) union organizational campaign in progress currently with respect to any Seller’s employees, nor has there ever been such an organizational campaign.
                    (iii) No Seller has (A) recognized or received a demand for recognition of any collective bargaining representative with respect to any proposed collective bargaining agreement or (B) experienced any primary work stoppage or other organized work stoppage involving its employees in the past two years.

                    (iv) No current employee has given or has been given notice to terminate his office or employment or will be entitled to give notice as a result of the provisions of this Agreement.
                    (v) There is not outstanding or, to Sellers’ knowledge, threatened or intimated any Action against any Seller on the part of any individual who has been or is an employee of any Seller (or the dependant of any such individual) or any actual or known liability to make any payment to any such individual, and none of the provisions of this Agreement, including the identity of Purchasers or JAKKS, to the Sellers’ knowledge, is likely to lead to any such dispute.
                    (vi) Each Seller has in relation to its employees (and so far as relevant to its former employees) complied with: (A) all obligations imposed on it by applicable Law and all codes of conduct and practice relevant to the relations between it and its employees or it and any recognized trade union and has maintained current, accurate and suitable records regarding the service agreements and terms and conditions of employment of each of its employees (including without limitation records kept and returns lodged in relation to statutory sick pay); (B) all obligations to maintain adequate and suitable records regarding the service of each of its employees; (C) all collective agreements, recognition agreements and the conditions of service of its employees; and (D) all relevant orders and awards made under any relevant statute, regulation or code of conduct and practice affecting the conditions of service of its employees.
                    (vii) There is no individual currently or provisionally employed by any Seller who is currently on leave or absent from work and now has or may in the future have a right to return to work (whether for reasons connected with maternity leave, leave for family or domestic reasons or absence due to illness or incapacity or otherwise) or a right to be reinstated or re-engaged by any Seller or to receive any other compensation from any Seller.
                    (viii) No employee of any Seller is subject to any disciplinary action or engaged in any grievance procedure and there is no matter or fact giving rise to the same.
                    (ix) There are no loans outstanding from any Seller to any of the employees of either of them.
                    (x) CDI Hong Kong has in relation to its employees (and so far as relevant to its former employees) maintained and complied with all requirements and obligations under the provisions of the Hong Kong Mandatory Provident Fund Schemes Ordinance and the relevant codes of conduct and practice and has subscribed to properly registered provident fund schemes for its employees. CDI Hong Kong has maintained current, accurate and suitable records of the registered mandatory provident fund schemes of which CDI Hong Kong is a participant and which is in its possession, and complete and accurate copies of the schemes, rules and all other documents, records and materials relating to the establishment and operation of the registered mandatory provident fund schemes will be part of the records of the CDI Business transferred to Purchasers on the Closing Date.

                    (xi) CDI Hong Kong has obtained and maintained in relation to its employees (and so far as relevant to its former employees) valid employees’ compensation insurance required under the provisions of the Employees’ Compensation Ordinance and has maintained current, accurate and suitable records of the employees’ compensation insurance policies. Complete and accurate copies of the employees’ compensation insurance policies and the Notice of Insurance will be part of the records of the CDI Business transferred to Purchasers on the Closing Date.
                    (b) Employee Benefits. Schedule 4.18(b) contains a true and correct list of each “employee benefit plan” as such term is defined in Section 3(3) of ERISA, whether or not subject to the provisions of ERISA, or any other employment, consulting, collective bargaining, equity-based compensation bonus, deferred compensation, stock option, stock purchase, golden parachute, severance, vacation, dependent care, employee assistance, fringe benefit, death benefit or other compensatory or employment-related plan, contract, policy, agreement or arrangement which is not an “employee benefit plan” as defined in Section 3(3) of ERISA (each an “Employee Plan”) under which any current or former employee or other personnel of any Seller (or their dependents) is covered or in respect of which any Seller has or reasonably could be expected to have any liability, directly or indirectly, which will not have been satisfied in full at the time of the Closing.
                    (i) With respect to each Employee Plan, Sellers have delivered to Purchaser true and complete copies of each contract, plan document, summary plan description and other written material governing or describing the Employee Plan and/or any related funding arrangements; and, where applicable, the last annual report (5500 series) filed with the IRS or the Department of Labor, the most recent balance sheet and financial statements, actuarial reports and valuations, and the most recent determination letter issued by the IRS.
                    (ii) Each Employee Plan has been maintained and administered in accordance with its terms and in compliance with the provisions of applicable Law, including the Code and ERISA. All contributions, insurance premiums, benefits and other payments required to be made to or under each Employee Plan have been made or provided for before the Closing Date. With respect to each Employee Plan, (A) no application, proceeding or other matter is pending before the IRS, the Department of Labor or any other Government Entity; (B) no Action (other than routine claims for benefits) is pending or, to the knowledge of Sellers, threatened; (C) to the knowledge of the Sellers, no facts exist which could give rise to an Action which, if asserted, could result in a material liability or expense to any Seller; and (D) to the knowledge of the Sellers, no prohibited transaction as defined in Section 4795 of the Code has occurred with respect to any Employee Plan.
                    (iii) Sellers have no funded Employee Plans which are intended to be qualified under Section 401(a) of the Code.
                    (iv) Sellers have no Employee Plan (A) covered by Title IV of ERISA or by Section 302 of ERISA or Section 412 of the Code or (B) that is or has been a Multiemployer Pension Plan within the meaning of Section 3(37) of ERISA. Neither Sellers, nor any ERISA Affiliate has incurred nor could incur any liability, direct or indirect, contingent or otherwise, under Title IV of ERISA or Section 302 of ERISA or Sections 412 or 4980B of the

Code. No Employee Plan provides health or death benefits (whether or not insured) to any current or former employee or other personnel beyond the termination of their employment or other services except as required by Section 4980B of the Code. Except as identified on Schedule 4.18(b), each Employee Plan may be unilaterally terminated and/or amended by Sellers at any time without liability or penalty.
                    (v) The consummation of the transactions contemplated by this Agreement and the Related Documents will not (either alone or in conjunction with another event, such as a termination of employment or other services) entitle any employee or other Person to receive severance or other compensation that would not otherwise be payable absent the consummation of the transactions contemplated by this Agreement and the Related Documents or cause the acceleration of the time of payment or vesting of any award or entitlement under any Employee Plan. No payment or benefit which will or may be made by Sellers will be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code or will fail to be deductible by virtue of Section 280G of the Code.
               (c) Employees. Schedule 4.18(c) contains a complete and accurate list of all directors, officers, managers and employees of Sellers, specifying their names and job designations, start date, the total annual amount paid or payable as compensation to each such Person, and the basis of such compensation, whether fixed or commission, or a combination of fixed and commission, and the accrued benefits, including accrued sick leave and paid time-off, for such Persons as of such date. Schedule 4.18(c) contains a complete and accurate list of all consultants of Sellers, specifying their names and the consulting services they provide. Except as set forth on Schedule 4.18(c), none of the Persons identified on Schedule 4.18(c) has had any breaks in service for purposes of determining years of service under the applicable Employee Plan since the commencement of their respective employment arrangements with Sellers. Each of Sellers’ employees in the United States is an “at-will” employee, and there are no employment, commission or compensation Contracts of any kind between any Seller on the one hand and any of their respective employees on the other hand except as disclosed in Schedule 4.18(c). True and complete copies of employment and supervisory manuals, employment and supervisory policies, and written information generally provided to employees (such as applications or notices), have been provided to Purchasers. Each of the Company’s employees is legally permitted to work in the United States and the Commonwealth of Pennsylvania, and the Company has verified that each employee for whom a Form I-9 was required on his or her date of hire has on file at the Company a valid Form I-9 and a copy of each US Offer Employee’s Form I-9 will be part of the records of the CDI Business transferred to Purchasers on the Closing Date. Each of CDI Hong Kong’s employees is legally permitted to work in the Hong Kong Special Administrative Region (“Hong Kong SAR”) by reason of having either a permanent right of residence in Hong Kong SAR or holding a valid working permit issued by the Immigration Department, Government of the Hong Kong SAR.
          4.19 Insurance. The properties and operations of Sellers, including the Assets, that are of an insurable nature and are of a character usually insured by similar businesses, have been continuously insured by Sellers since the date of their acquisition by Sellers, under insurance policies affording coverage with respect to insurable events that occur within the applicable policy periods. Schedule 4.19 sets forth a complete and accurate list and brief description of all insurance policies currently held by Sellers with respect to the Assets and any self-insurance trust. The description of the insurance policies provided in Schedule 4.19 shall include a statement specifying the name of the insurer, the amount of coverage, the type of insurance, the policy numbers, and the expiration date of such policies. Except as set forth on Schedule 4.19, such insurance policies are in full force and effect. Sellers are not delinquent with respect to any premium payments thereon nor are Sellers in default or breach with respect to any material provision contained in any such insurance policies. Sellers have not received, and Sellers have no knowledge of, any notice or request, formal or informal, from any insurance company identifying any defects in the Assets that would have a Material Adverse Effect on the insurability of the Assets. Sellers have not been refused any insurance, nor has their coverage been limited by an insurance carrier to which they have applied for insurance.
          4.20 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transaction contemplated by this Agreement based upon arrangements made by or on behalf of the Stockholders, or any Seller.
          4.21 [Intentionally Omitted].
          4.22 Product Liability. Except as set forth on Schedule 4.22, there is no claim in respect of Product Liability outstanding or, to the knowledge of Sellers, threatened against either Seller. To the knowledge of Sellers, there are no circumstances that are likely to give rise to any such claim that would have a Material Adverse Effect. Sellers have not manufactured, sold or supplied any product or service which to their knowledge is, was, or will become, faulty or defective or which does not comply with any warranty or representation, express or implied, made by or on behalf of either Seller in respect of such product or service or with all Laws, standards and requirements applicable to such product or service or which was sold or supplied on such terms that either Seller accepts an obligation to service or repair or replace such product after delivery.
          4.23 Fair Trading. No agreement, practice or arrangement carried on by either Seller or to which either Seller is or has prior to the date of this Agreement been a party infringes, or is or ought to have been registered in accordance with, any competition, restrictive trade practice, anti-trust, fair trading or consumer protection law or legislation applicable in any jurisdiction in which either Seller has assets or carries on or intends to carry on business or in which the activities of either Seller may have an effect.
          4.24 Permits. Except as set forth on Schedule 4.24, Sellers have all necessary Permits for the proper and effective carrying on of the CDI Business in the manner in which the CDI Business is now carried on. All such Permits are valid and subsisting, and Sellers know of no reason why any of them should be suspended, cancelled or revoked whether in connection with the sale to Purchasers or otherwise.
          4.25 Customers and Suppliers.
               (a) Schedule 4.25(a) hereto sets forth a list of each customer of Sellers’ that accounted for more than 5% of the net sales of Sellers (calculated in accordance with GAAP or HK GAAP, as the case may be) in any of the calendar years 2003, 2004 or 2005 (through November 30, 2005). Except as set forth on Schedule 4.25(a), Sellers have not received written or oral notice that any of the customers listed on Schedule 4.25(a) intends to cease purchasing or dealing with Sellers, nor do Sellers have any knowledge that leads either of them to believe that any such customer intends to alter in any material respect the amount of purchases or the extent of dealings with Purchasers or would alter in any material respect its purchases or dealings in the event of the consummation of the transactions contemplated hereby.
               (b) Schedule 4.25(b) indicates the value of goods and services (based on invoice price and calculated in accordance with GAAP or HK GAAP, as the case may be) supplied to Sellers by the top 10 suppliers and vendors of goods and services to Sellers during the period from January 1, 2003 to August 31, 2005. Except as set forth on Schedule 4.25(b), Sellers have not received written or oral notice that any of the suppliers and vendors listed on Schedule 4.25(b) intends to cease selling or rendering services to, or dealing with, Sellers, nor do Sellers have any knowledge that leads any of them to believe that any such supplier or vendor intends to alter in any material respect the amount of sales or service or the extent of dealings with Purchasers or would alter in any material respect its sales or service or dealings in the event of the consummation of the transactions contemplated hereby.
          4.26 OSHA Matters. No Seller has received any citation from the Occupational Safety and Health Administration or any comparable Government Entity or any Government Entity inspector setting forth any respect in which the facilities or operations of Sellers are not in compliance with OSHA, which non-compliance has not been corrected or remedied and any applicable fines and/or penalties paid in full to the satisfaction of such Government Entity or inspector. Schedule 4.26 hereto sets forth a list of all citations heretofore issued to Sellers under OSHA and correspondence from and to OSHA and any OSHA inspectors during the past five years.
          4.27 Bank Accounts. Schedule 4.27 contains a complete and correct list of all deposit accounts and safe deposit boxes of Sellers, all powers of attorney in connection with such accounts, and the names of all Persons authorized to draw thereon or to have access thereto.
          4.28 Investment Representation. Each Seller is an “accredited investor” within the definition set forth in Rule 501(a) under the Securities Act, and no Seller was organized for the specific purpose of acquiring the JAKKS Shares. Each Seller is acquiring the JAKKS Shares for its own account, for investment and not with a view to, or in connection with, or with any present intention of, any resale or other disposition thereof. Any distribution(s) of the JAKKS Shares acquired by Sellers shall be effected in compliance with the Securities Act and Blue Sky Laws and in a manner so as to preserve at all times Purchasers’ and JAKKS’ exemption therefrom pursuant to Rule 506 under the Securities Act.
          4.29 Disclosure. To the knowledge of Sellers and Stockholders, no representation or warranty by any Stockholder or Seller in this Agreement, the Related Documents or any exhibit or schedule hereto or thereto, contains an untrue statement of material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

     5. Representations and Warranties of Purchasers and JAKKS. Purchasers and JAKKS, jointly and severally, represent and warrant to Sellers as follows:
          5.1 Authority Relative to Agreement. Each Purchaser and JAKKS is a corporation validly existing and in good standing under the Laws of the jurisdiction in which it was incorporated or organized and each Purchaser and JAKKS has the corporate power and authority to execute and deliver this Agreement and the Related Documents to be executed and delivered by it and to perform its obligations under this Agreement and those Related Documents. The execution, delivery and performance of this Agreement and those Related Documents by Purchasers and JAKKS, including, in the case of Purchasers, the purchase of the Assets from Sellers, have been duly authorized by all necessary corporate action on the part of Purchasers and JAKKS, and no other corporate proceedings of Purchasers and JAKKS are necessary to authorize the execution, delivery and performance of this Agreement and those Related Documents by Purchasers and JAKKS. This Agreement and each Related Document to which Purchasers and JAKKS are a party has been duly executed and delivered by Purchasers and JAKKS, and this Agreement and those Related Documents constitute the valid, binding and enforceable obligations of Purchasers and JAKKS, enforceable in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.
          5.2 No Conflict. Neither the execution and delivery of this Agreement and the Related Documents to which any Purchaser and/or JAKKS is a party, the consummation or performance by Purchasers and JAKKS of the transactions contemplated by this Agreement and those Related Documents, nor the compliance by Purchasers and JAKKS with any of the provisions of this Agreement and those Related Documents will violate or breach (i) the certificate of incorporation or bylaws of either Purchaser or of JAKKS or (ii) any judgment, order or decree, rule or regulation of any court or administrative agency to which either Purchaser or JAKKS is a party or by which either Purchaser or JAKKS is bound.
          5.3 Litigation. To Purchasers’ or JAKKS’ knowledge, there is no Action pending, or to the knowledge of Purchasers or JAKKS, threatened against Purchasers or JAKKS or any significant subsidiary of JAKKS or their respective officers, directors or employees in their capacity as such, or as a fiduciary with respect to any Employee Plan of JAKKS, that would be required to be described in any JAKKS SEC Report that is not so described.
          5.4 Consents and Approvals. No filing or registration with, notification to and no permit, authorization, consent or approval of, any Government Entity is required to be obtained by either Purchaser or JAKKS in connection with their execution and delivery of this Agreement or their consummation of the transactions contemplated hereby, except (i) approval of the FTC and Justice Department under the HSR Act, (ii) such filings, registrations, notifications, permits, authorizations, consents or approvals that result from the specific legal or regulatory status of Sellers or as a result of any other facts that specifically relate to the CDI Business and/or the Assets, and (iii) such other filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, materially impair the ability of Purchasers and JAKKS to consummate the transactions contemplated hereby.

          5.5 Availability of Funds. Purchasers and JAKKS, together, have cash, or the ability to obtain cash by means of subsisting credit facilities with financially responsible third parties, in an amount sufficient to enable them to perform all of their respective obligations hereunder, including, without limitation, payment of the Closing Purchase Price.
          5.6 SEC Filings. Since January 1, 2001, JAKKS has filed all forms, reports and documents required to be filed by JAKKS with the SEC. All such required forms, reports and documents are referred to herein as the “JAKKS SEC Reports.” As of their respective dates, the JAKKS SEC Reports (i) are true and correct in all material respects, as of the dates filed with the SEC, (ii) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (iii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or superseded filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed JAKKS SEC Report.
          5.7 Absence of Certain Changes or Events. Except as set forth in the JAKKS SEC Reports, since September 30, 2005 there has not been, to the knowledge of JAKKS or Purchasers, any event or occurrence that is reasonably expected to have a material adverse effect on the business, assets, liabilities, revenues, costs and expenses, income before provision for income taxes, operations or condition, financial or otherwise, of JAKKS and its Affiliates taken as a whole.
          5.8 JAKKS Shares. The JAKKS Shares have been duly authorized and, when delivered at the Closing, will be validly issued, fully paid and non-assessable, will be free and clear of any Encumbrances other than the transfer restrictions prescribed by Section 11.19 and except as the sale, pledge or other disposition thereof is limited by the provisions of the Securities Act and other applicable Blue Sky Laws, and will have been issued in accordance with the Securities Act and other applicable Blue Sky Laws.
          5.9 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchasers or JAKKS.
          5.10 Disclosure. To the knowledge of JAKKS or Purchasers, no representation or warranty by JAKKS or Purchasers in this Agreement, the Related Documents or any exhibit or schedule hereto or thereto, contains an untrue statement of material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.
     6. Certain Covenants of Stockholders and Sellers
          6.1 Information. Subject to the terms of the Confidentiality Agreement, from the Execution Date until the Closing Date, Stockholders and Sellers shall afford to the officers and authorized representatives and agents of Purchasers and JAKKS reasonable access, upon reasonable notice, to the properties, books, and records of Sellers, and furnish Purchasers and JAKKS with such additional financial and operating data and other information relating to the CDI Business as Purchasers and JAKKS may, from time to time, reasonably request, except to the extent Stockholders and Sellers are restricted from providing such information by Law or as a result of confidentiality agreements with third parties. Purchasers and JAKKS shall exercise their rights under this Section 6.1 in such a manner as not to interfere unreasonably with the operation of the CDI Business. Any environmental studies, tests or assessments shall be conducted only with Sellers’ advance written consent, which consent shall not be unreasonably withheld or delayed, and all costs and expenses associated therewith shall be borne by Purchasers and JAKKS.
          6.2 Operations. From the Execution Date until the Closing Date, except as otherwise contemplated by this Agreement, the Stockholders and Sellers shall conduct the CDI Business in substantially the same manner as they have heretofore (with the exception, however, of normal, routine capital expenditures).
          6.3 Negative Covenants. Without limiting the generality or effect of Section 6.2, from the Execution Date until the Closing Date, except as expressly provided in this Agreement or as set forth on Schedule 6.3, Sellers shall not, and the Stockholders shall cause Sellers not to, without the written consent of Purchasers:
               (a) issue, sell, grant, pledge, or otherwise Encumber any shares of their capital stock or membership interests, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants, or options to acquire, any such shares, interests, voting securities, or convertible or exchangeable securities other than issuances of such securities to Geoffrey, Stephanie and/or their Family Members; provided that no such issuance materially interferes with the consummation of the transactions contemplated hereby;
               (b) amend their certificate of incorporation or bylaws (or comparable governing documents) except to comply with the terms of Section 10.2(q);
               (c) acquire, make any investment in, or make any capital contributions to, any Person in an amount in excess of $50,000, other than in the ordinary course of business consistent with past practices;
               (d) sell, transfer or otherwise dispose of or Encumber (subject to clause (e) below) any of the Assets, other than in the ordinary course of business consistent with past practices;
               (e) lease, license, pledge or mortgage any of the Assets;
               (f) (i) incur any indebtedness for borrowed money, other than borrowings under existing credit facilities and existing indebtedness owing to Stockholders, (ii) make any loans or advances to any other Person, other than routine advances to employees consistent with past practice or (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently otherwise) for the obligations of any other Person;

               (g) enter into any compromise or settlement of, or take any material action with respect to, any Action to be assumed by the Purchasers other than the prosecution, defense, and settlement thereof in the ordinary course of business, except for settlement of any Action (including any Action to be assumed by the Purchasers) if such settlement would have a Material Adverse Effect;
               (h) grant or agree to grant to any of their employees any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance, or other compensation or benefits, or establish any new compensation, or Benefit Plans or arrangements, or amend or agree to amend any existing Benefit Plans, except as may be required under existing agreements or by Law or pursuant to their normal policies or practices as in effect on the date of this Agreement (including periodic increases of salaries);
               (i) enter into or amend any employment, consulting, severance, or similar agreement with any Person other than in the ordinary course of business consistent with past practices, except with respect to new hires in the ordinary course of business consistent with past practices;
               (j) make any material change in any method of accounting or accounting practice or policy, except as required by any changes in GAAP or applicable Law;
               (k) enter into any agreement that would restrain, limit, or impede Purchasers’ ability to conduct the CDI Business following the Closing;
               (l) enter into any other agreements, commitments or contracts which create liabilities other than in the ordinary course of business consistent with past practices, except for Contracts which in the aggregate involve royalty guarantees or minimums or other financial commitments exceeding $100,000;
               (m) except as otherwise disclosed in this Agreement, authorize or commit to make capital expenditures in an amount in excess of each Seller’s current budget for capital expenditures;
               (n) permit any insurance policy covering the Assets to be canceled or terminated;
               (o) maintain Sellers’ respective books and records in a manner inconsistent with past business practices, except to be in compliance with GAAP or applicable Laws; or
               (p) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which they are restricted by the provisions of this Section.
          6.4 Governmental and Other Approvals. Without limiting the generality or effect of Section 6.6, from the Execution Date until the Closing Date, Stockholders and Sellers shall use reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications, and orders of any Government Entities, or other Persons as are necessary for Stockholders and Sellers to consummate the transactions contemplated hereby.
          6.5 HSR Notification. Without limiting the generality or effect of Section 6.6, from the Execution Date until the Closing Date, Stockholders and Sellers shall, if and to the extent required by Law, file promptly all reports or other documents required or requested by the FTC or the Justice Department under HSR Act concerning the transactions contemplated hereby, and comply promptly with any requests by the FTC or Justice Department for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire as soon as reasonably practicable after the execution and delivery of this Agreement. Stockholders and Sellers shall furnish to Purchasers such information concerning Sellers as Purchasers need to perform their obligations under Section 7.2.
          6.6 Closing Conditions. From the Execution Date until the Closing Date, the Stockholders and Sellers shall use reasonable commercial efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with Purchasers and JAKKS in doing, all things necessary, proper, or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated hereby, including, without limitation, the satisfaction of the conditions set forth in Article 8.
          6.7 No-Shop Clause. From the Execution Date until the earlier of (i) the Closing Date or (ii) the date this Agreement is terminated pursuant to Article 12 hereof, the Stockholders and Sellers shall not, without the prior written consent of Purchaser: (A) offer for sale or solicit offers to buy all or any portion of the Assets, (B) hold discussions with any party (other than Purchasers and JAKKS) looking toward such an offer or solicitation or looking toward a merger or consolidation involving any Seller, or (C) enter into any agreement with any party (other than Purchasers and JAKKS) with respect to the sale or other disposition of the Assets (or any portion thereof) or with respect to any merger, consolidation, or similar transaction involving any Seller. Each Stockholder and Seller further agrees to advise Purchaser and JAKKS of their receipt and the terms and conditions of any inquiry, offer or proposal made after the Execution Date with respect to any of the foregoing proposed transactions.
          6.8 Risk of Loss. The risk of loss or damage to any of the Assets subject hereto shall remain with Sellers until the Effective Time, and Sellers shall maintain their respective insurance policies covering the Assets through the Effective Time. All insurance proceeds (or rights thereto) attributable to the damage, destruction or casualty loss of any of the Assets prior to the Effective Time shall be included among the Assets assigned to Purchasers at the Closing, and the Closing Purchase Price shall be reduced by an amount equal to the deductible amount under the applicable insurance policy. Purchasers and JAKKS acknowledge that any damage, destruction or casualty loss of any of the tangible Assets on or after the Execution Date shall not relieve Purchasers of their obligations to consummate the purchase of the Assets contemplated by this Agreement; provided, however, that if any such loss was required to be insured by Sellers pursuant to the terms of this Agreement, Seller shall assign to Purchasers the right to receive the insurance proceeds therefrom; provided, further, however, that any such damage, destruction or casualty loss shall not have or constitute a Material Adverse Effect.

          6.9 Authority of CDI Hong Kong. Promptly after the Execution Date, but in no event later than the Closing Date, CDI Hong Kong shall take all necessary corporate action, to the extent not taken prior to the Execution Date, to duly authorize the execution, delivery and performance by CDI Hong Kong of this Agreement and the Related Documents to which it is a party.
     7. Certain Covenants of Purchasers and JAKKS.
          7.1 Governmental Approvals. Without limiting the generality or effect of Section 7.3, from the Execution Date until the Closing Date, Purchasers and JAKKS shall use reasonable commercial efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications, and orders of any Government Entities as are necessary for them to consummate the transactions contemplated hereby.
          7.2 HSR Notification. Without limiting the generality or effect of Section 7.3, from the Execution Date until the Closing Date, Purchasers and JAKKS shall, if and to the extent required by Law, file promptly all reports or other documents required or requested by the FTC or the Justice Department under the HSR Act, and all regulations promulgated thereunder, concerning the transactions contemplated hereby, and comply promptly with any requests by the FTC or Justice Department for additional information concerning such transaction, so that the waiting period specified in the HSR Act will expire as soon as reasonably practicable after the execution and delivery of this Agreement. Purchasers and JAKKS shall furnish to Sellers such information concerning Purchasers and JAKKS as Sellers shall need to perform their obligations under Section 6.5.
          7.3 Closing Conditions. From the Execution Date until the Closing Date, Purchasers and JAKKS shall use reasonable commercial efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with Sellers in doing, all things necessary, proper, or advisable to consummate, in the most expeditious manner practicable, the transaction contemplated hereby including, without limitation, the satisfaction of the conditions set forth in Article 9.
          7.4 Maintenance of Certain Sources of Supply. From the Effective Time through the expiration of the Earn-out Period, Purchasers shall purchase inventory to be re-sold by Purchasers to customers in connection with the CDI Business from the entities set forth on Schedule 7.4 (each an “Inventory Source” and collectively, the “Inventory Sources”); provided that the terms on which such inventory is available for purchase from the Inventory Sources (including prices, delivery dates, quantities and quality of inventory) are no less favorable to Purchasers than the terms on which comparable inventory is available from other third party inventory suppliers; provided further that during the time period set forth above the Inventory Sources continue to perform in a manner reasonably satisfactory to the Purchasers.
          7.5 Capital Contribution by JAKKS. JAKKS shall make any and all necessary contributions of capital to the Purchasers or their successors or assigns so that Purchasers or their successors or assigns can perform their obligations under, and consummate the transactions contemplated by, this Agreement, including, but not limited to, the payment of the Closing Payment and the payment of any Post-Closing Payments.

     8. Conditions Precedent to Obligations of Purchasers and JAKKS. The obligations of Purchasers and JAKKS hereunder are subject to the satisfaction or written waiver, on or prior to the Closing Date, of the following conditions:
          8.1 Representations/Warranties/Covenants. The representations and warranties of the Stockholders and Sellers contained in this Agreement that are qualified by reference to materiality or “Material Adverse Effect” shall be true in all respects, and those that are not so qualified shall be true and correct in all respects except to the extent the failure of any such representation or warranty to be true and correct could not reasonably be expected to have a Material Adverse Effect, on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (other than representations and warranties made as of a specified date which shall speak as of such specific date), and each covenant contained in this Agreement to be complied with or performed by the Stockholders and/or Sellers on or before the Closing Date pursuant to the terms hereof shall have been complied with and performed in all material respects.
          8.2 Litigation or Proceedings. No litigation or Action before a Government Entity seeking to restrain or prohibit the transactions contemplated hereby shall be pending or threatened, and no injunction, judgment, order, decree or Law that restrains or prohibits the transactions contemplated hereby shall have been issued, enacted, or promulgated by any Government Entity.
          8.3 HSR Act; Governmental and Other Approvals. The required waiting period under the HSR Act applicable to the transactions contemplated hereby shall have expired or been earlier terminated, and all notices, reports, and other filings required to be made prior to Closing by Sellers or the Stockholders with, and all licenses, permits, consents, approvals, authorizations, qualifications or orders required to be obtained prior to Closing by Sellers or the Stockholders from, any Government Entity or from any other Person set forth on Schedule 8.3 in connection with the execution and delivery of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby shall have been made or obtained.
          8.4 No Material Adverse Change. There shall have been no Material Adverse Effect since June 30, 2005.
          8.5 Related Party Loans. All loans made by any Seller to any shareholder, member, manager, employee, officer or director (including their respective Family Members) and all loans by any Seller shall have been repaid in full to or by the Sellers, as the case may be, without discount and with accrued interest.
          8.6 Closing Deliveries. The Stockholders and Sellers shall have made the deliveries required to be made by them under Section 10.2.
          8.7 Employees. All of the individuals listed on Schedule 8.7 shall have agreed to become employees of JAKKS US or JAKKS HK, as the case may be, on terms set forth in the offer letter delivered to them by Purchasers, or, as applicable, in the Employment Agreements, and shall have executed such offer letter and shall have signed JAKKS’ employees handbook in the standard form used by JAKKS in connection with its employees that are similarly situated to such individuals, as applicable.
     9. Conditions Precedent to Obligations of Stockholders and Sellers. The obligations of Stockholders and Sellers hereunder are subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:
          9.1 Representations/Warranties/Covenants. The representations and warranties of Purchasers and JAKKS contained in this Agreement that are qualified by reference to materiality or material adverse effect shall be true in all respects and those that are not so qualified shall be true and correct in all material respects, on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (other than representations and warranties made as of a specified date which shall speak as of such specific date), and each covenant contained in this Agreement to be complied with or performed by Purchasers or JAKKS on or before the Closing Date pursuant to the terms hereof shall have been complied with and performed in all material respects.
          9.2 Litigation or Proceedings. No litigation or Action before a Governmental Entity seeking to materially restrain or prohibit the transactions contemplated hereby shall be pending or threatened, and no injunction, judgment, order, decree, or Law that materially restrains or prohibits the transactions contemplated hereby shall have been issued, enacted, or promulgated by any Government Entity.
          9.3 HSR Act; Governmental Approvals. The required waiting period under the HSR Act applicable to the transactions contemplated hereby shall have expired or been earlier terminated, and all notices, reports, and other filings required to be made prior to Closing by Purchasers or JAKKS with, and all licenses, permits, consents, approvals, authorizations, qualifications, or orders required to be obtained prior to Closing by Purchasers or JAKKS from, any Government Entity in connection with the execution and delivery of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby shall have been made or obtained.
          9.4 Closing Deliveries. Purchasers and JAKKS shall have made the deliveries required to be made by them under Section 10.3.
     10. Closing.
          10.1 Closing and Effective Time. Subject to the satisfaction or waiver of all the conditions set forth in Article 8 and Article 9, the consummation of the sale and purchase of the Assets contemplated by this Agreement (the “Closing”) shall take place at the offices of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP, 750 Lexington Avenue, New York, New York 10022, at 10:00 a.m., local time, on the third business day following the satisfaction or waiver of the conditions set forth in Article 8 and Article 9 (other than those conditions that are to be fulfilled at Closing) or at such other location and/or on such other date or time as the parties hereto may mutually designate in writing (the “Closing Date”). All acts, deliveries and confirmations comprising the Closing, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery or confirmation of such Closing, and none of such acts, deliveries or confirmations shall be effective unless and until the last of the same shall have occurred. The Closing shall be effective as of 11:59 p.m., local time, on the Closing Date (the “Effective Time”).
     10.2 Actions of Stockholders and Sellers at Closing. At the Closing, Sellers shall deliver the following to Purchasers, each in form and substance satisfactory to Purchasers:
               (a) Bills of Sale and Assignment. Documents of transfer and assignment, duly executed by Sellers, conveying to Purchasers good and marketable title to all of the US Assets, and documents of assignment, duly executed by Sellers, conveying to Purchasers all of Sellers’ right, title and interest in and to all of the HK Assets, other than those HK Assets, title to which is transferred by delivery of possession, subject only to Permitted Liens and the Assumed Liabilities.
               (b) Delivery of Assets. Possession of those HK Assets title to which is transferable by delivery.
               (c) Estoppel Certificate. An estoppel certificate duly executed by the third party lessor of each real property lease included among the Assets for which Purchasers request an estoppel certificate.
               (d) Good Standing Certificates. A certificate of existence and good standing of the Company from its jurisdiction of incorporation or organization, dated a date reasonably proximate to the Closing Date and a certificate of continuing registration issued by the Hong Kong Companies Registry in respect of CDI Hong Kong, dated a date reasonably proximate to the Closing Date.
               (e) FIRPTA Affidavits. Affidavits of the Company complying in all respects with Section 1445(b)(2) of the Code.
               (f) Required Consents. Evidence that the Stockholders and Sellers have satisfied the condition precedent set forth in Section 8.3.
               (g) Employment Agreements. Employment agreements executed by each of Geoffrey and Peter Coe (collectively, the “Employment Agreements”) in favor of JAKKS US in substantially the form attached to this Agreement as Exhibit B.
               (h) Sellers’ Schedules. The Stockholders and Sellers may deliver modifications to their schedules annexed hereto, but any such modification shall not limit Purchasers’ and JAKKS’ rights with respect to any failure of a condition set forth in Section 8 of this Agreement disclosed by such modifications.
               (i) Secretary’s Certificate. A certificate, dated the Closing Date, signed by the secretary of each Seller certifying (i) the certificate of incorporation and bylaws (or other governing documents) of such Seller being true and correct as of the Closing Date, (ii) resolutions of the stockholders and directors of each Seller, authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby, and (iii) the incumbency of the executive officers of each Seller executing this Agreement and any related documents.
               (j) Officers’ Certificates. A certificate, dated the Closing Date, signed by the President of each Seller certifying that the conditions precedent set forth in Sections 8.1, 8.2, 8.3 and 8.4, to the extent not waived in whole or part by Purchasers, have been satisfied in accordance with the terms of this Agreement.
               (k) Payment of Outstanding Secured Debt. Proof that all outstanding Secured Debt (if any) of Sellers has been paid in full and that all Encumbrances relating thereto have been terminated including, (A) deeds of release duly executed by the relevant chargee(s) unconditionally releasing the HK Assets from all relevant charges and consenting to the sale of the HK Assets pursuant to this Agreement and (B) certificates of non-crystallization duly executed by the relevant chargee(s) in relation to all relevant charges pertaining to the HK Assets.
               (l) Stockholder Approval. Evidence that the requisite approval of each Seller’s stockholders has been obtained with respect to the transactions contemplated by this Agreement and the Related Documents.
               (m) Non-competition Agreements. Non-competition Agreements executed by each Stockholder in the form of Exhibit A-1 attached hereto, and a Non-competition Agreement executed by Peter Coe in the form of Exhibit A-2 attached hereto.
               (n) Receipt. A receipt signed by Sellers, evidencing Sellers’ receipt of the Closing Payment as payment for the Assets.
               (o) Consulting Agreement. A consulting agreement executed by Marvin Greenberg (the “Consulting Agreement”) with JAKKS US in substantially the form attached to this Agreement as Exhibit C.
               (p) Opinions of Counsel. Purchasers and JAKKS shall have received from Ballard Spahr Andrews & Ingersoll, LLP and Morrison & Foerster legal opinions, dated the Closing Date and addressed to Purchasers and JAKKS, in substantially the forms attached to this Agreement as Exhibit D-1 and Exhibit D-2, respectively.
               (q) Charter Amendments. An amendment to the certificate of incorporation or comparable governing document of each Seller, duly executed and in suitable form for filing with the Secretary of State of the State of Delaware or comparable Government Entity changing the name of each Seller to one that does not include the words “Creative Designs” or “Arbor Toys” or words similar thereto.
               (r) Domain Names. A letter executed by Sellers directing the Registrar to change the administrative contact, billing contact, and technical contact for the Domain Names to Purchasers, or to such other entity as is directed by Purchasers.

               (s) Books and Records. All available original or true and correct copies of all documents, books, records, forms and files relating to the Assets, other than the Tax Returns and Tax-related records described on Schedule 2.1(b).
               (t) Bank Accounts. To the extent any cash is included in the Assets at the Closing, all resolutions and other documents required in order to change the Persons authorized to draw on or have access to the deposit accounts and safe deposit boxes identified on Schedule 4.27 only to the Persons designated by Purchasers.
               (u) Lease. A lease agreement executed by Greenberg Partners for the facilities located in Feasterville, Pennsylvania, in substantially the form attached to this Agreement as Exhibit E (the “Lease”).
               (v) Product Lines Certificate. A true, complete and accurate list as of September 30, 2005 of Sellers’ key product lines and the revenues attributable to each such product line for the nine-month period ending September 30, 2005.
               (w) Such other instruments and documents as may reasonably be requested by Purchasers.
10.3 Actions by Purchasers and JAKKS at Closing. At the Closing, Purchasers and JAKKS shall deliver the following to Sellers:
               (a) Payment. The Closing Payment, as adjusted by any necessary Prorations, as partial payment for the Assets, which sum shall be paid as set forth in Section 2.2 hereof.
               (b) Certificates for JAKKS Shares. The certificates representing the JAKKS Shares deliverable at the Closing, which JAKKS Shares shall be allocated among the Stockholders as set forth on Schedule 10.3(b). Each certificate for JAKKS Shares issued at Closing shall bear the following legend:
“Any transfer or other disposition of the shares represented by this certificate is subject to the provisions of an Asset Purchase and Sale Agreement, dated as of January 18, 2006, by and among JPI CDI (HK) Limited, a Hong Kong corporation, JPI/VII Acquisition Corp., a Delaware corporation, JAKKS Pacific, Inc., a Delaware corporation (the “Corporation”), Creative Designs International, Ltd., a Pennsylvania corporation, Arbor Toys Company Limited, a Hong Kong corporation, Geoffrey Greenberg and Stephanie Coe. The shares of stock represented by this Certificate have not been registered under the U.S. Securities Act of 1933, as amended (the “Act”), and may be transferred only if (i) registered under the Act and the requirements of any state having jurisdiction are complied with or (ii) the transfer is exempt from such registration and state requirements and counsel reasonably acceptable to the Corporation has delivered to the Corporation a written opinion reasonably acceptable to the Corporation setting forth the basis for such exemption.”

               (c) Assumption Agreement. One or more assumption agreements, in form reasonably satisfactory to Sellers, duly executed by JAKKS US and/or JAKKS HK, as appropriate, pursuant to which JAKKS US and/or JAKKS HK assumes the future payment and performance of the Assumed Obligations.
               (d) Receipt. A receipt signed by Purchasers evidencing Purchasers’ receipt of the Assets.
               (e) Good Standing Certificates. A certificate of good standing of each Purchaser and JAKKS from their respective jurisdictions of incorporation or organization, dated a date reasonably proximate to the Closing Date.
               (f) Purchasers’ and JAKKS’ Schedules. Purchasers and JAKKS may deliver modifications to their schedules annexed hereto, but any such modification shall not limit the Stockholders’ and Sellers’ rights with respect to any failure of a condition set forth in Section 9 of this Agreement disclosed by such modifications.
               (g) Secretaries’ Certificate. A certificate, dated the Closing Date, signed by the secretary of each Purchaser and of JAKKS certifying (i) the certificate of incorporation and bylaws (or other governing documents) of each Purchaser and JAKKS being true and correct as of the Closing Date, (ii) resolutions of the directors of each Purchaser and JAKKS, authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby, and (iii) the incumbency of the executive officers of each Purchaser and JAKKS executing this Agreement and any related documents.
               (h) Officers’ Certificates. A certificate signed by a duly authorized officer of each Purchaser and JAKKS certifying that the conditions precedent set forth in Sections 9.1, 9.2 and 9.3, to the extent not waived in whole or part by Sellers, have been satisfied in accordance with the terms of this Agreement.
               (i) Employment Agreements. The Employment Agreements executed by JAKKS US with Geoffrey and Peter Coe.
               (j) Non-competition Agreement. The Non-competition Agreements executed by JAKKS US with the Stockholders and Peter Coe.
               (k) Consulting Agreement. The Consulting Agreement executed by JAKKS US with Marvin Greenberg.
               (l) Opinion of Counsel. Sellers shall have received from Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP and Eccles & Lee legal opinions, dated the Closing Date and addressed to Sellers, in substantially the forms attached to this Agreement as Exhibit F-1 and Exhibit F-2, respectively.
               (m) Lease. The Lease executed by JAKKS US.
               (n) Such other certificates, instruments and documents as may reasonably be requested by Sellers.

     11. Certain Additional Covenants.
          11.1 Post-Closing Access to Information. Sellers, Stockholders and Purchasers acknowledge that subsequent to Closing any party may need access to information or documents in the control or possession of the other party (or their Affiliates) for the purposes of, among other reasons, concluding the transactions set forth herein, audits, compliance with governmental requirements and regulations, the prosecution or defense of Third Party Claims and collection of accounts receivable and payment of accounts payable. Accordingly, Sellers, Stockholders and Purchasers agree that for a period of five (5) years after Closing (and such longer period of time as indemnification obligations exist under Article 13), each will, without charge, upon the written request of another party, make available during normal business hours to such other party and its agents, independent auditors and/or Government Entities all such documents and information as may be available relating to the Assets, the Excluded Assets, the Assumed Obligations and the Excluded Liabilities for periods prior and subsequent to Closing to the extent necessary to facilitate the matters described above. Such documents may be examined and, at the inspecting party’s expense, copied. Any access to the records of another party granted in this Agreement shall be upon the condition that any such access shall be conducted in a manner by the inspecting party so as not to materially interfere with the business operations of such other party.
          11.2 Preservation and Access to Records Pertaining to the Assets After the Closing.
               (a) After the Closing, Purchasers shall, in the ordinary course of business and as required by Law, keep and preserve all employee records and other records of the Sellers’ operations existing as of the Closing and which constitute a part of the Assets delivered to Purchasers at Closing; provided that Purchasers, at any time after the fifth anniversary of the Closing Date (or such later date as shall represent the termination date of any indemnification obligations existing under Article 13), upon not less than sixty (60) days’ prior written notice to Geoffrey dispose of such records in its possession referred to above or those relating to the Assets, Excluded Assets, Assumed Obligations and Excluded Liabilities, or any of the transactions contemplated herein, in accordance with Purchasers’ record retention policies and applicable Law; provided further that either Stockholder may, at his or her own cost and expense, upon written notice to Purchasers given before the expiration of such sixty (60) day period, take possession of such records. Upon reasonable notice during normal business hours at the sole cost and expense of Sellers and upon Purchasers’ receipt of appropriate consents and authorizations, Purchasers shall afford to the representatives of the Company, on behalf of Sellers, including its counsel and accountants, full and complete access to, and copies of, the records transferred to Purchaser at the Closing. Any access to the records of the Assets or Purchasers’ personnel granted to the Company, on behalf of Sellers, in this Agreement shall be upon the condition that any such access shall be conducted in a manner by the Company so as not to materially interfere with the business operations of Purchasers.
               (b) After the Closing, Sellers and Stockholders shall, as required by Law, keep and preserve all Tax Returns and Tax-related records described on Schedule 2.1(b); provided that Sellers and Stockholders, at any time after the fifth anniversary of the Closing Date (or such later date as shall represent the termination date of any indemnification obligations existing under Article 13), upon not less than sixty (60) days’ prior written notice to Purchasers dispose of such returns and records in their possession in accordance with their record retention policies and applicable Law; provided further that Purchasers may, at their own cost and expense, upon written notice to Sellers and Stockholders given before the expiration of such sixty (60) day period, take possession of such returns and records. Upon reasonable notice during normal business hours at the sole cost and expense of Purchasers and upon Sellers’ and Stockholders’ receipt of appropriate consents and authorizations, Sellers and Stockholders shall afford to the representatives of JAKKS, on behalf of Purchasers, including its counsel and accountants, full and complete access to, and copies of, the Tax Returns and Tax-related records described on Schedule 2.1(b); provided that if the Purchasers are required to possess or to deliver to any third party original executed copies of the Tax Returns and Tax-related records described on Schedule 2.1(b) to comply with the requirements of any Governmental Entity or any other legal process, Sellers and Stockholders shall promptly deliver such original documents to Purchasers. Any access to such returns and records or Sellers’ or Stockholders’ personnel granted to JAKKS, on behalf of Purchasers, in this Agreement shall be upon the condition that any such access shall be conducted in a manner by JAKKS so as not to materially interfere with the business operations of Sellers and/or Stockholders.
          11.3 Litigation Cooperation. After the Closing and subject to the provisions of Article 13 hereof, upon prior reasonable written request and with the reimbursement of reasonable out-of-pocket expenses paid by the party making the request, each party shall cooperate with the other in furnishing information, testimony and other assistance in connection with any Actions, Tax audits, or arrangements involving any of the parties hereto (other than in connection with disputes between the parties hereto) and based upon contracts, arrangements or acts of any party or any of their Affiliates that were in effect or occurred on or prior to Closing or that related to the Assets, including, without limitation, arranging discussions with, and the calling as witnesses of, officers, directors, employees, agents and representatives of the parties hereto.
          11.4 Allocation of Closing Purchase Price. The Closing Purchase Price shall be allocated in its entirety among the Assets in a manner consistent with Schedule 2.2(d), as required by Section 1060 of the Code and Treasury Regulations promulgated thereunder and any applicable foreign law. Sellers and Purchasers shall file all required information and tax returns (and any amendments thereto) in a manner consistent with this Section 11.4 and comply with the information reporting requirements of Section 1060 of the Code and Treasury Regulations promulgated thereunder and any applicable foreign law. If, contrary to the intent of the parties hereto as expressed in this Section 11.4, any U.S. or foreign taxing authority makes or proposes an allocation different from that provided for under this Section 11.4, Sellers and Purchasers shall cooperate with each other in good faith to contest such taxing authority’s allocation (or proposed allocation); provided, however, that after consultation with the party adversely affected by such allocation (or proposed allocation), another party hereto may file such protective claims or returns as may reasonably be required to protect its interests.
          11.5 Additional Covenants Relating to Employees and Employee Benefits.
               (a) Employment of U.S. Employees. At least seven (7) days prior to the Closing, but subject to the consummation of the transactions contemplated by this

Agreement, JAKKS US shall offer full-time or temporary employment to each of the individuals identified on Schedule 4.18(c) hereto (each, a “US Offer Employee”), in accordance with the following provisions: (i) the date on which the employment by JAKKS US of each US Offer Employee who accepts such offer of employment shall become effective (the “US Effective Date of Employment”) shall be the first business day after the Closing Date on which each such US Offer Employee reports to work with JAKKS US for active duty (each such US Offer Employee who becomes so employed by JAKKS US hereinafter being referred to as a “US Hired Employee” from and after the US Effective Date of Employment), (ii) the initial salary and base wage compensation payable to each US Hired Employee as of the US Effective Date of Employment shall be not less than the amount set forth on Schedule 4.18(c) for such US Hired Employee, (iii) JAKKS US shall provide the US Hired Employees with employee benefits that are, in the aggregate, comparable to those benefits provided to similarly situated employees of JAKKS US and (iv) JAKKS US shall credit for purposes of such employee benefits (including vacation and all other terms and conditions of employment dependent in whole or in part on service or seniority) all applicable service of such US Hired Employee with the Company. The provisions of this Section 11.5(a) shall not apply to those individuals who are to become parties to the Employment Agreements or the Consulting Agreement.
               (b) The Company’s Obligations.
                    (i) Prior to Closing, the Company shall provide written notice, which notice shall be subject to JAKKS US’s prior review and approval (such approval not to be unreasonably withheld or delayed), to all of its employees stating that their employment by the Company shall terminate at the close of business on the Closing Date.
                    (ii) From and after the Closing, JAKKS US shall be liable for continuation coverage (including any penalties, excise taxes or interest resulting from the failure to provide continuation coverage) required by Section 4980B of the Code, Sections 601 through 608 of ERISA or required by similar provisions of applicable state law with respect to (a) qualifying events incurred by any employee of the Company who does not become a US Hired Employee (or covered dependents or qualified beneficiaries of such employee), and (b) any qualifying events which occur on or before the US Effective Date of Employment incurred by any US Hired Employee (or covered dependents or qualified beneficiaries of such US Hired Employee). JAKKS US shall be deemed to be a successor employer (within the meaning of Treasury Regulation Section 54.4980B-2) of the Company for purposes of applying the provisions of Section 4980B of the Code following the Closing with respect to any current or former employee of the Company. The Company agrees to indemnify Purchasers and JAKKS for any severance obligation or severance liability arising from or related to any employee who elects not to be a US Hired Employee at the Closing.
                    (iii) With the exception of continuation coverage (including any penalties, excise taxes or interest resulting from the failure to provide continuation coverage) required by Section 4980B of the Code, Sections 601 through 608 of ERISA or required by similar provisions of applicable state law, for which JAKKS US is liable as set forth in Section 11.5(b)(ii) above, from and after the Closing, the Company shall remain solely responsible for all liabilities relating to or arising in connection with claims for welfare benefits offered under the Employee Plans listed on Schedule 4.18(b) incurred by: (a) US Hired Employees and their beneficiaries and dependents with respect to claims incurred on or before the day prior to the US Hired Employee’s Effective Date of Employment, and (b) employees of the Company who elect not to become US Hired Employees and their beneficiaries and dependents. For purposes of this Agreement, the following claims and liabilities shall be deemed to be incurred as follows: (a) hospital provided health, dental, prescription drug or other benefits, which become payable with respect to any hospitalization, upon the commencement of such period of hospitalization and (b) except as provided in (a) above, health, dental or prescription drug benefits, upon provision of such services, materials or supplies.
               (c) Purchasers’ Obligations. Purchasers shall not assume the sponsorship of or the responsibility for contributions to any Employee Plan or have any responsibility for any liability (direct or indirect, contingent or otherwise) which has arisen or may arise out of or in connection with any Employee Plan, except for those Employee Plans that are Included Contracts and then only to the extent specifically set forth in Section 2.1(c) hereof.
               (d) WARN. Because JAKKS US agrees to offer employment to all of the US Offer Employees, the actions to be taken hereunder with respect to the Company’s employees are not anticipated to create any liability or obligation with respect to the WARN Act, and the Company will have no obligation to provide the US Hired Employees and appropriate state and local government units with notice under the WARN Act. In the event that an issue arises under the WARN Act as a result of JAKKS US’s actions following the Closing Date, JAKKS US agrees to indemnify and hold the Company harmless from and against and hold the Company harmless with respect to any and all liability, defense costs and reasonable attorneys’ fees, as well as backpay, that the Company may incur in connection with claims or litigation relating to the WARN Act.
               (e) HK Employees. At least seven (7) days prior to the Closing (or such longer period as may be required under law or under their contracts of engagement), CDI Hong Kong and JAKKS HK shall jointly inform each of the individuals who is employed by CDI Hong Kong and identified on Schedule 4.18(c) hereto (each, a “HK Offer Employee”) of the sale of the Assets hereby agreed and will issue a joint letter in accordance with the following provisions: (i) giving notice of termination of his employment with CDI Hong Kong with effect from the first day after the Closing Date (the “HK Effective Date of Employment”), and (ii) containing an offer by JAKKS HK of re-engagement with effect from the HK Effective Date of Employment of each HK Offer Employee on terms contained in JAKKS HK Staff Handbook (a copy of which has been delivered by JAKKS HK to the Sellers) that have been reviewed and confirmed by CDI Hong Kong to be no less favorable than the existing terms of employment; provided that the initial salary and base wage compensation payable to each HK Hired Employee as of the HK Effective Date of Employment shall be not less than the amount set forth in Schedule 4.18(c) for such HK Hired Employee. Each such HK Offer Employee who becomes so employed by JAKKS HK hereinafter being referred to as a “HK Hired Employee” from and after the HK Effective Date of Employment. CDI Hong Kong agrees to indemnify and hold harmless JAKKS HK for any liability suffered by JAKKS HK arising out of, resulting from or otherwise relating to the termination or dismissal by CDI Hong Kong of any HK Offer Employee who elects not to accept the offer of employment by JAKKS HK.
               (f) HK Retirement Scheme.

                    (i) If all HK Offer Employees accept the offer of employment made by JAKKS HK and become HK Hired Employees pursuant to Section 11.5(e) hereof, then (A) in respect of such HK Hired Employees and subject to the agreement of the trustee of the CDI Hong Kong Scheme, CDI Hong Kong agrees to assign to JAKKS HK, and JAKKS HK agrees to assume, all the rights, obligations and liabilities of CDI Hong Kong under the CDI Hong Kong Scheme with effect from the HK Effective Date of Employment (and for the purpose of this Section, the CDI Hong Kong Scheme shall be referred to as the “JAKKS HK Scheme” after such assignment); (B) for the purpose of the participation of each HK Hired Employee under the JAKKS HK Scheme, JAKKS HK agrees that the years of service of the HK Hired Employee with JAKKS HK shall include the years of service of such HK Hired Employee with CDI Hong Kong; and (C) JAKKS HK agrees to execute such documents as may be necessary to give effect to the assignment provided herein.
                    (ii) If there is any HK Offer Employee who does not accept the offer of employment made by JAKKS HK under Section 11.5(e) hereof, then JAKKS HK undertakes to establish its own mandatory provident fund scheme (the “New JAKKS HK Scheme”) by participating in a Master MPF Scheme and enroll the HK Hired Employees as members of the New JAKKS HK Scheme with effect from the HK Effective Date of Employment. JAKKS HK further agrees and undertakes that the terms of the retirement benefits provided to the HK Hired Employees under New JAKKS HK Scheme shall be no less favorable than those provided under the CDI Hong Kong Scheme. For the purpose of the participation of each HK Hired Employee under the New JAKKS HK Scheme, JAKKS HK agrees that the years of service of the HK Hired Employee with JAKKS HK shall include the years of service of such HK Hired Employee with CDI Hong Kong, and JAKKS HK shall procure the trustee of the New JAKKS HK Scheme to give effect to the same.
               (g) No Rights to Employees. Notwithstanding any provision herein, no term of this Agreement shall be deemed to create any contract between any Purchaser or JAKKS and any employee that gives the employee the right to be retained in the employment of any Purchaser or any related employer. The representations, warranties, covenants and agreements contained herein are for the sole benefit of the parties hereto, and employees and former employees of Sellers (other than the Stockholders) are not intended to be and shall not be construed as beneficiaries hereof.
          11.6 Delivery of Property Received by Sellers or Purchasers After Closing. Sellers agree that they will transfer or deliver to Purchasers, promptly after the receipt thereof, any cash or other property which any Seller receives after the Closing Date in respect of any Assets transferred or intended to be transferred to Purchasers under this Agreement. In addition, Purchasers agree that they will transfer or deliver to the Company, on behalf of Sellers, promptly after receipt thereof, any property which Purchasers receive after the Closing Date in respect of any Excluded Assets not transferred or intended to be transferred to Purchasers under this Agreement.
          11.7 JAKKS Appointed Attorney for Sellers. Sellers, effective at the Closing Date, hereby constitute and appoint JAKKS, its successors and assigns, the true and lawful attorney of Sellers, in the name of either JAKKS or Sellers (as JAKKS shall determine in its sole discretion) but for the benefit of JAKKS: (i) to institute and prosecute all proceedings which

JAKKS may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets as provided for in this Agreement; and (ii) to defend or compromise any and all Actions, in respect of any of the Assets, and to do all such acts and things in relation thereto as JAKKS shall deem advisable; provided, however, that the appointment pursuant to this Section 11.7 shall not limit the rights granted to each of the Sellers under Article 13 of this Agreement, including, without limitation, the right to undertake the defense of a Third Party Claim as an Indemnifying Party. Sellers acknowledge that the foregoing powers are coupled with an interest and shall be irrevocable. JAKKS shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof. JAKKS agrees to act in good faith in seeking to collect, assert or enforce any Action against any third party in accordance with this Section 11.7.
          11.8 Payment of Liabilities. Following the Closing Date, Purchasers and Sellers agree to discharge in accordance with their terms the Assumed Obligations and the Excluded Liabilities, respectively.
          11.9 Taxes.
               (a) Tax Returns Through Closing Date. Sellers shall prepare and file on a timely basis all Tax Returns required to be filed by Sellers relating to the Assets and the sale of such Assets with respect to all periods through and to the Closing Date and shall pay or cause to be paid when due all Taxes relating to the Assets for such periods, and pay and satisfy any Tax liability arising under any bulk sales Law with respect to the sale of the Assets, and obtain as soon as possible after the Closing a clearance certificate from the Pennsylvania Department of Revenue and provide a copy thereof to JAKKS promptly following the Closing, except as otherwise assumed by Purchasers pursuant to this Agreement.
               (b) Subsequent Liability. If, subsequent to the Closing Date, any liability for Taxes relating to the Assets or the conduct of Sellers and/or the Stockholders is imposed on Purchasers and/or JAKKS with respect to any period prior to and including the Closing Date, Sellers and Stockholders shall, jointly and severally, indemnify and hold Purchasers and JAKKS harmless, from and against, and shall pay, the full amount of, such Tax liability (as well as reasonable attorneys’, accountant’s or other fees and disbursements of Purchasers and JAKKS incurred in determination thereof or in connection therewith), or Sellers shall, at their sole expense and in their reasonable discretion, settle any Tax claim that may be the subject of indemnification under this Section 11.9(b) at such time and on such terms as they shall deem appropriate or assume the entire defense thereof; provided that Sellers shall not in any event take any position in such settlement or defense that subjects Purchasers, JAKKS or their Affiliates to any civil fraud or any civil or criminal penalty. Notwithstanding the foregoing, Sellers shall not consent, without the prior written consent of Purchasers and JAKKS, to any change in the treatment of any item which would, in any manner whatsoever, affect the tax liability of Purchasers, JAKKS or their Affiliates for a period subsequent to the Closing Date.
               (c) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by the party to this Agreement on whom such Taxes or fees are imposed when due, but Sellers shall be responsible for the payment of income Tax payable in connection with the sale of the Assets pursuant to this Agreement. Any party to this Agreement who is required to file a Tax Return or other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees in connection with the consummation of the transactions contemplated by this Agreement will, at their own expense, file such Tax Return or other documentation when such Tax Return or other documentation is due, and, if required by applicable Law, the other parties to this Agreement will join in the execution of any such Tax Returns and other documentation.
          11.10 Third Party Consents.
               (a) The Stockholders, Purchasers and Sellers will cooperate and use their respective commercially reasonable efforts to obtain as promptly as practicable following Closing all consents, approvals and waivers which have not been obtained as of the Closing Date required by third Persons to transfer the Included Contracts in a manner that will avoid any default, conflict or termination of rights under such Included Contracts. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 11.10(a) shall require the Stockholders, Purchasers or Sellers to expend any material sum, make a material financial commitment or grant or agree to any material concession to any third Person to obtain any such consent, approval or waiver. Purchasers shall, however, pay any license transfer fees required in order to obtain the consent to assignment to Purchasers of any license agreement included among the Included Contracts that Purchasers agree to assume following the Closing.
               (b) In the event that any and all consents, approvals or waivers necessary for the assignment, transfer or novation of any Included Contract, or any claim, right or benefit arising thereunder or resulting therefrom, or consents relating to sale of substantially all of the Assets, shall not have been obtained prior to the Closing Date, then as of the Closing, this Agreement, to the extent permitted by Law, shall constitute full and equitable assignment by Sellers to Purchasers of all of Sellers’ right, title and interest in and to, and all of Sellers’ obligations and liabilities as of the Effective Time under, such Included Contract, and Purchasers shall each be deemed Sellers’ agent for purposes of completing, fulfilling and discharging the Assumed Obligations under any such Included Contract. The parties shall take all reasonably necessary steps and actions to provide Purchasers with the benefits of such Included Contracts, and to relieve Sellers of the performance and other obligations thereunder arising after the Effective Time. Purchasers agree to pay, perform and discharge, and Purchasers agree to indemnify Sellers from and against and hold Sellers harmless with respect to, all obligations and liabilities of Sellers relating to such performance or failure to perform under such Included Contracts arising after the Effective Time. To the extent required in order to obtain a consent, approval or waiver to the transfer of any Included Contract, JAKKS agrees to pay, perform and discharge all obligations and liabilities of Sellers relating to such performance or failure to perform under any such Contract arising after the Effective Time. In the event that the Purchasers are unable to receive the full benefits of any Included Contract as to which consent, approval or waiver has not been obtained, for the purpose of calculating the Base, Adjusted Gross Profit for the prior year shall be equitably reduced in the amount of the Fiscal Year 2005 Adjusted Gross Profit attributable to the products sold under such Included Contract, or if Purchasers receive the full benefits of any Included Contract for part but not all of the entire

Earn-Out Period, for the purpose of calculating the Base for each Review Period following the end of the period during which such benefits have been obtained by Purchasers, Adjusted Gross Profit for the prior year shall be equitably reduced by an amount equal to the Adjusted Gross Profit attributable to the products sold under such Included Contract during the twelve month period immediately preceding the end of the period during which Purchasers obtain the benefits of such Included Contract.
               (c) In the event Sellers shall be unable to make the equitable assignment described in Section 11.10(b), or if such attempted assignment would give rise to any right of termination, or would otherwise adversely affect the rights of Sellers or Purchasers under such Included Contract, or would not assign all of Sellers’ rights thereunder at the Closing, Sellers and Purchasers shall continue to cooperate and use reasonable commercial efforts to provide Purchasers with all such rights. To the extent that any such consents and waivers are not obtained, or until the impediments to such assignments are resolved, Sellers shall use reasonable commercial efforts to (i) provide to Purchasers, at their request, the benefits of any such Included Contract, (ii) cooperate in any lawful arrangement designed to provide such benefits to Purchasers, and (iii) enforce, at the request of and for the account of Purchasers, any rights of Sellers arising from any such Included Contract against any third Person, including the right to elect to terminate in accordance with the terms thereof upon the advice of Purchasers. To the extent that Purchasers are provided the benefits of any Included Contract referred to herein (whether from Sellers or otherwise), Purchasers shall perform the obligations of Sellers thereunder, and Purchasers agree to pay, perform and discharge, and Purchasers shall and hereby agree to indemnify Sellers from and against and hold Sellers harmless with respect to, all obligations and liabilities of Sellers relating to such performance or failure to perform (but only to the extent such obligations or liabilities arise solely from acts of Purchaser after the Effective Time).
          11.11 Intellectual Property Matters. Sellers will, at Purchasers’ reasonable request, promptly perform all acts and execute all documents, irrevocable powers of attorney, certificates, affidavits, instruments and agreements, including instruments of assignment in forms suitable for recording with the United States Patent and Trademark Office, The United States Copyright Office or any corresponding foreign office or agency, requested by the Purchasers at any time to evidence, maintain, record, perfect, document or enforce the Purchasers’ interest in the Trade Rights set forth on Schedule 4.15(a) or otherwise in furtherance of the provisions of this Agreement and the transactions contemplated hereby.
          11.12 Post-Closing Management of CDI Business.
               (a) During the Earn-out Period, provided that as of the end of the most recently completed Review Period the Adjusted Gross Profit earned by the Purchasers during such Review Period is equal to or greater than the Base applicable to such Review Period, JAKKS and Purchasers, acting in good faith, shall (i) operate and permit the Stockholders as employees of JAKKS or a Purchaser to operate the CDI Business in the manner substantially similar to the manner that the CDI Business was operated during the twenty-four month period prior to the Execution Date (unless any actions undertaken by the Stockholders are unreasonable and/or not consistent with prudent business practices), subject to the other provisions of Sections 11.12(a) and (b), and (ii) make funds, personnel and resources available on a timely basis so that the covenant in clause (i) above can be accomplished in a reasonable manner consistent with the amount and nature of same as a percentage of sales that were expended or used in the operation of the CDI Business as operated as of the Closing Date, and (iii) not take any action (other than actions enforcing JAKKS’ or a Purchaser’s rights under any other agreement between them and Sellers or Stockholders) that would have the reasonably foreseeable consequence of reducing the Stockholders’ ability as employees of JAKKS or of a Purchaser to operate the CDI Business and Sellers’ ability to receive the Post-Closing Payments, and (iv) cause Purchasers to be maintained as separate wholly-owned subsidiaries of JAKKS, which will be operated independent of any other subsidiary of JAKKS and shall only sell CDI Products. For the avoidance of doubt and notwithstanding anything in this Agreement or the Related Documents to the contrary, the parties agree that, to the extent Sellers have not obtained at Closing one or more consents to assignment required under any Non-Transferable Contract, JAKKS and Purchasers shall be under no obligation during the Earn-out Period to pay any consideration (whether in the form of a one-time payment, increased royalty rate or guarantee or otherwise) or make any other concession necessary to obtain the consent to assignment required under those Non-Transferable Contracts; provided that the equitable reduction in the Base prescribed by Section 11.10(b) shall be made. During the Earn-out Period, none of JAKKS or Purchasers will take any of the following actions without the prior written approval of a majority of the Stockholders: (i) sell, lease or otherwise dispose of all or a material portion of the consolidated assets of Purchasers other than sales of inventory in the ordinary course of business and sales of obsolete equipment; or (ii) effect any transaction that would be a consolidation or merger of Purchasers with or into any other corporation or corporations or the sale, transfer or assignment of securities of Purchasers, unless the obligations of JAKKS and Purchasers in this Section 11.12(a) are assumed by the transferee or successor or surviving entity.
               (b) Notwithstanding the restrictions on JAKKS and Purchasers in Section 11.12(a), (i) each of Sellers and Stockholders acknowledge that they will work with JAKKS and Purchasers to implement reasonable operating efficiencies to the extent possible by consolidating certain general and administrative, legal, accounting, warehousing and shipping functions and overseas operations that are duplicated by JAKKS’ and/or its Affiliates and Seller’s staff; provided that the implementation of any suggested change by JAKKS and/or Purchasers pursuant to this Section 11.12(b), other than a change to outside legal or accounting firms, shall be subject to the consent of a majority of the Stockholders, which consent shall not be unreasonably withheld or delayed (the reasonableness of the granting or denial of such consent shall be determined by whether the requested change would interfere in a material manner with the maximization of Adjusted Gross Profit and Net Sales during the Earn-out Period); provided further that the foregoing consent of the Stockholders shall be required only if as of the end of the most recently completed Review Period the Adjusted Gross Profit earned by the Purchasers during such Review Period is equal to or greater than the Base applicable to such Review Period, and (ii) such restrictions shall not be applied in a manner that would interfere with JAKKS’ ability to implement such internal controls that satisfy the requirements of the legislation known as the Sarbanes-Oxley Act of 2002, the term “internal controls” being used in the same manner as under such legislation, or with JAKKS’ ability to fulfill its reporting requirements under the Securities Act and Exchange Act.

          11.13 Securities Law Filings.
               (a) Sellers and the Stockholders shall, and shall cause the accountants of Sellers to, cooperate with JAKKS and its accountants in the provision of such information and documents as may be reasonably required in order to complete any filings required under the Exchange Act or other United States securities laws relating to the transactions contemplated by this Agreement. JAKKS shall reimburse Sellers’ accountants for all reasonable fees and expenses incurred by them in providing such cooperation.
               (b) Without limiting the generality of Section 11.13(a), within 45 days after the Closing, Sellers shall deliver to Purchasers and JAKKS unaudited financial statements in form and substance, and covering such periods, as may be required in order to complete any filings required under the Exchange Act or other United States securities laws relating to the transactions contemplated by this Agreement. Purchasers shall bear the cost of preparation of such financial statements; provided that if under applicable Law the financial statements to be delivered by Sellers pursuant to this Section 11.13(b) must be audited, the Purchasers shall notify the Sellers in writing of such requirement and the Closing of the transactions contemplated by this Agreement shall be postponed to a date to be reasonably agreed upon by Purchasers and Sellers to permit Sellers sufficient time to have such financial statements audited. Purchasers shall bear the cost of any such audit.
          11.14 Transfer of Domain Names. Sellers shall respond affirmatively to the request from the Registrar for the transfer of the Domain Names within three (3) business days of its receipt by Sellers, and provide all required documentation in accordance therewith. Sellers do hereby covenant and agree with Purchasers to provide, execute, or send such other information, electronic mail messages, instruments or other documents and to take such other and further actions as may be necessary or appropriate to accomplish the transfer of the Domain Names upon Purchasers’ reasonable request. Sellers do hereby covenant and agree with Purchasers that Purchasers may take control of the Domain Names immediately upon transfer by Registrar.
          11.15 [Intentionally Omitted]
          11.16 Company Name. Sellers expressly agree that, on and after the Closing Date, no Seller shall have any right, title or interest in any trade names, trademarks, identifying logos or service marks employing the words “Creative Designs” or “Arbor Toys” or any variation thereof or any other trademarks, service marks, product line names, trade dress or other Trade Rights included among the Assets or confusingly similar thereto. Each Seller agrees that without the prior written consent of Purchasers, neither it nor any of its Affiliates shall make any use of the name “Creative Designs” or “Arbor Toys” or any variation thereof from and after the Closing Date. Each Seller shall provide to Purchasers at Closing, for that Seller and each of its subsidiaries, a certified copy of the board and stockholder resolutions effectuating a name change. In addition, the Company shall provide to the Purchasers at Closing an executed amendment to its articles of incorporation effecting the name change, and CDI Hong Kong shall provide to the Purchasers at Closing an executed copy of the relevant forms to be filed with the Hong Kong Companies Registry to effect the name change. Purchasers shall be authorized to file such amendments on the Sellers’ behalf at any time after the Closing.

          11.17 Access Codes and Combinations. Immediately following the Closing, Sellers and Stockholders shall cooperate with and notify Purchasers with regard to all source and access codes to computers and computer software that are included among the Assets and that Sellers are licensed and authorized to divulge, combinations to safe(s) included in or containing Assets and the location of keys to safe deposit boxes containing Assets, and vehicles included in the Assets, if any, concerning the CDI Business.
          11.18 Guaranty. JAKKS unconditionally guarantees the full and prompt payment and performance, when due, and at all times thereafter, of all obligations of Purchasers under this Agreement (the “JAKKS Guaranty”). This is a guaranty of payment and performance and is not a guaranty of collection. JAKKS’s obligations under the JAKKS Guaranty will not be limited or abrogated by the waiver, consent, extension, forbearance or granting of any indulgence by Sellers or Stockholders with respect to any provision or obligation under this Agreement. JAKKS hereby waives any requirement of law that Sellers must exhaust any remedy against Purchasers before proceeding against JAKKS.
          11.19 Transfer Restrictions for JAKKS Shares.
               (a) None of the Sellers and the Stockholders shall, at any time prior to the third anniversary of the Closing Date, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of the Lock-Up Shares or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Lock-Up Shares, in cash or otherwise.
               (b) For purposes of this Agreement, the term “Lock-Up Shares” shall mean (i) at any time prior to the first anniversary of the Closing Date, all of the JAKKS Shares issued to the Sellers (or to the Stockholders at the direction of the Sellers) pursuant to the terms of this Agreement; (ii) during the period commencing on the day after the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date, (A) if the Sellers hold JAKKS Shares, a number of such shares equal to 100,000 and (B) if such JAKKS Shares have been issued to the Stockholders, 70,000 of such shares held by Geoffrey and 30,000 of such shares held by Stephanie; (iii) during the period commencing on the day after the second anniversary of the Closing Date and ending on the third anniversary of the Closing Date, (A) if the Sellers hold such JAKKS Shares, a number of such shares equal to 50,000 and (B) if such JAKKS Shares have been issued to the Stockholders, 35,000 of such shares held by Geoffrey and 15,000 of such shares held by Stephanie.
          11.20 Certain Events Affecting JAKKS Shares. The number of JAKKS Shares issuable under Section 2.2(c) on the Closing Date shall be subject to appropriate decrease or increase, as the case may be, if JAKKS shall at any time after the date hereof and prior to the Closing Date: (i) declare any dividend or distribution payable in JAKKS Shares and (ii) subdivide or combine outstanding JAKKS Shares.

          11.21 Rule 144. During the twelve month period following the first anniversary of the Closing Date, JAKKS will use its best efforts to cause to be filed all reports required to be filed by it under the Exchange Act within twenty-one (21) days after receipt of notice from a Seller or a Stockholder that such Person intends to sell under the provisions of Rule 144 as promulgated under the Securities Act any JAKKS Shares issued to such Person pursuant to this Agreement.
          11.22 Publication of Legal Notice in Hong Kong. Immediately following the Closing Date, CDI Hong Kong and JAKKS HK agree to jointly place a legal notice with respect to the purchase and sale of HK Assets and HK Business in accordance with the provisions of sections 4 and 5 of the Transfer of Business (Protection of Creditors) Ordinance, Chapter 49, laws of Hong Kong. The costs of such publications of the legal notice shall be borne by Purchasers.
          11.23 Bulk Sales Laws. Each of the parties hereto shall comply in all material respects and in a timely manner with any and all bulk sales laws applicable to the transactions contemplated by this Agreement that require compliance by such party.
     12. Termination.
          12.1 Right to Terminate. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to Closing as follows:
               (a) by the mutual written consent of Sellers and Purchasers;
               (b) by Sellers or Purchasers, if Closing shall not have occurred on or before March 1, 2006, or April 15, 2006 if Purchasers or Sellers shall receive from the FTC or the Justice Department a request for additional information in connection with the Purchasers’ and Sellers’ compliance with the HSR Act, otherwise than as a result of any breach of any material provision of this Agreement by any Seller or either Stockholder if Sellers are seeking to terminate this Agreement or by either Purchaser or JAKKS if the Purchasers are seeking to terminate this Agreement;
               (c) by Sellers or Purchasers, if any Government Entity shall have permanently enjoined, restrained, or otherwise prohibited the consummation of the transactions contemplated hereby and such injunction, restraint, or prohibition shall have become final and nonappealable; provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to prevent and remove such injunction, restraint or prohibition;
               (d) by Sellers, if Purchasers and JAKKS shall have (i) materially breached any of their representations or warranties contained in this Agreement, or (ii) breached any of their covenants contained in this Agreement, in each case which breach cannot be or has not been cured within thirty (30) calendar days after the giving of written notice to Purchasers and JAKKS; or
               (e) by Purchasers, if Sellers or Stockholders shall have (i) materially breached any of their representations or warranties contained in this Agreement, or (ii) breached any of their covenants contained in this Agreement, in each case which breach cannot be or has not been cured within thirty (30) calendar days after the giving of written notice to Sellers and Stockholders.
          12.2 Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 12.1, this Agreement and the Related Documents shall forthwith become void and have no effect, without any liability on the part of the parties hereto, and all rights and obligations of any party under this Agreement and the Related Documents shall cease; provided, however, that nothing contained in this Section shall relieve any party from liability for fraud or any intentional breach of this Agreement.
     13. Indemnification.
          13.1 By Sellers and Stockholders. In addition to their respective indemnification obligations set forth elsewhere in this Agreement, Sellers and Stockholders, jointly and severally, will, subject to Sections 13.3 and 14.8, defend, indemnify and hold harmless each Purchaser, JAKKS and their respective Affiliates, officers, directors, stockholders, employees, agents, successors and assigns from and against any and all damages, losses, liabilities, expenses (including reasonable fees and disbursements of counsel), Actions, Encumbrances and other obligations whatsoever (individually a “Loss” and, collectively, “Losses”), arising out of, resulting from or otherwise relating to (i) any inaccuracy, misrepresentation or breach of any of their respective representations and warranties in this Agreement, the schedules or exhibits hereto or in the Related Documents delivered by Sellers and/or Stockholders pursuant to this Agreement, with the exception of the representations and warranties set forth in Sections 3.2, 4.1(b), 4.5 and 4.11, (ii) any breach of any of their respective covenants and agreements in this Agreement, the schedules or exhibits hereto or in the Related Documents delivered by Sellers and/or Stockholders pursuant to this Agreement, (iii) any inaccuracy, misrepresentation or breach of their respective representations and warranties in Sections 3.2, 4.1(b), 4.5 and 4.11 of this Agreement, and (iv) the Excluded Assets and/or Excluded Liabilities.
          13.2 By Purchasers and JAKKS. In addition to their respective indemnification obligations set forth elsewhere in this Agreement, Purchasers and JAKKS, jointly and severally, will, subject to Sections 13.3 and 14.8, defend, indemnify and hold harmless each Seller and each Stockholder and their respective Affiliates, officers, directors, stockholder, employees, agents, successors and assigns from and against any and all Losses arising out of, resulting from or otherwise relating to (i) any inaccuracy, misrepresentation or breach of any representation or warranty made by JAKKS or Purchaser in this Agreement, the schedules or exhibits hereto or in the Related Documents delivered by Purchasers and/or JAKKS pursuant to this Agreement, (ii) any breach of any of their respective covenants and agreements in this Agreement, the schedules or exhibits hereto or in the Related Documents delivered by Purchasers and/or JAKKS pursuant to this Agreement, (iii) the Assumed Obligations and (iv) Purchasers’ use of the Assets after the Effective Time provided that such liability does not arise out of, result from or otherwise relate to any breach by Sellers and/or Stockholders of any of their respective representations, warranties or covenants set forth in this Agreement, the schedules or exhibits hereto or in the Related Documents delivered by Sellers and/or Stockholders pursuant to this Agreement.

          13.3 Limitations.
               (a) The Sellers and Stockholders shall be obligated to indemnify for Losses (determined without regard to any materiality qualification contained in any representation, warranty or covenant giving rise to a claim for indemnity hereunder) arising out of, resulting from or otherwise relating to any of the events described in clause (i) of Section 13.1 only to the extent that the aggregate amount of such Losses exceeds One Million Dollars ($1,000,000). The Purchasers and JAKKS shall be obligated to indemnify for Losses (determined without regard to any materiality qualification contained in any representation, warranty or covenant giving rise to a claim for indemnity hereunder) arising out of, resulting from or otherwise relating to any of the events described in clause (i) of Section 13.2 only to the extent that the aggregate amount of such Losses exceeds One Million Dollars ($1,000,000).
               (b) In no event shall the aggregate indemnification liability of Sellers and Stockholders pursuant to Section 13.1 exceed Twenty-Five Million Dollars ($25,000,000); provided, however, that such limitation shall not apply to (i) any inaccuracy, misrepresentation or breach of their respective representations and warranties in Sections 3.2 and 4.1(b) of this Agreement, (ii) any obligation to indemnify for Losses resulting from intentional misrepresentation or fraud or (iii) Losses arising out of, resulting from or otherwise relating to the Excluded Assets or Excluded Liabilities. In no event shall the aggregate indemnification liability of the Purchasers and JAKKS pursuant to Section 13.2 exceed Twenty-Five Million Dollars ($25,000,000); provided, however, that such limitation shall not apply to (i) any inaccuracy, misrepresentation or breach of their respective representations and warranties in Section 5.1 of this Agreement, (ii) any obligation to indemnify for Losses resulting from intentional misrepresentation or fraud or (iii) Losses arising out of, resulting from or otherwise relating to the Assumed Obligations.
               (c) The amount of any Losses for which indemnification is provided under this Agreement (whether pursuant to this Article 13 or otherwise) shall be limited to the net after-tax effect of actual damages and shall be reduced by the amount of any insurance proceeds received by the Indemnified Party pursuant to any insurance policy as a result of the Losses giving rise to such indemnification payment. Notwithstanding anything herein to the contrary, in the absence of intentional misrepresentation or fraud no party shall be held liable for consequential, special or punitive damages. In no event shall any Loss include any item arising from a liability included in the calculation of Closing Net Working Capital in accordance with Section 2.4 hereof.
               (d) In the event of any breach of any representation, warranty, covenant or agreement contained in this Agreement, the schedules and exhibits hereto or in the Related Documents, other than the right to bring an action for intentional misrepresentation or fraud, the sole and exclusive right and remedy of the parties hereto for money damages shall be a claim for indemnification (i) pursuant to this Article 13 and/or (ii) as provided by the specific covenant or agreement at issue.

          13.4 Procedural Matters.
               (a) A party intending to claim indemnification under this Agreement (whether pursuant to this Article 13 or otherwise) (“Indemnified Party”) must notify, in writing, the party from whom indemnification is sought (“Indemnifying Party”) promptly after learning of any Loss, Action or any other fact which, if true, would entitle the Indemnified Party to indemnification under this Agreement (the “Notice of Claim”); provided, however, the Indemnified Party’s failure to give prompt notice shall not constitute a defense (in whole or in part) to any claim by the Indemnified Party against the Indemnifying Party for indemnification, except and only to the extent that such failure shall have caused or materially increased such liability or materially and adversely affected the ability of the Indemnifying Party to defend against or reduce its liability.
                    (i) A Notice of Claim shall set forth (A) a brief description of the nature of the potential or actual Loss and (B) to the extent then feasible the total amount of Loss anticipated (including any costs or expenses that have been or may be reasonably incurred in connection therewith). Payment of the amount of actual Loss due the Indemnified Party as set forth in a Notice of Claim shall be made by the Indemnifying Party no later than the thirtieth (30th) day after the date of the Notice of Claim (or such later date as the Indemnifying Party receives written notice that an actual Loss has occurred), unless the provisions of subsection 13.4(a)(ii) are applicable.
                    (ii) If the Indemnifying Party (acting reasonably) shall reject any Loss as to which a Notice of Claim is sent by the Indemnified Party, the Indemnifying Party shall give written notice of such rejection to the Indemnified Party within thirty (30) days after receipt of the Notice of Claim. Upon such rejection, the parties shall attempt in good faith to resolve any disagreement, and payment of the amount of actual Loss shall be made by the Indemnifying Party within five (5) days of mutual resolution of any disagreement. If any such disagreement remains unresolved as of the forty-fifth (45th) day after receipt of the Notice of Claim, the dispute shall be determined by an independent third party selected jointly by Purchasers and Sellers, and the decision of such third party shall, in the absence of manifest error, be final and binding on all parties. If the Notice of Claim is determined by such third party to be proper, payment of the amount of Loss due the Indemnified Party as set forth in the Notice of Claim shall be made by the Indemnifying Party no later than the fifth (5th) business day after such determination is rendered.
               (b) As a condition precedent to any claim by an Indemnified Party for indemnification under this Agreement for any Action instituted by a third party the liability or the costs or expenses of which are Losses (a “Third Party Claim”), the Indemnified Party must tender the defense of such Third Party Claim to the Indemnifying Party in the Notice of Claim. The Indemnifying Party may undertake the defense of such Third Party Claim with counsel reasonably acceptable to the Indemnified Party by notice to the Indemnified Party not later than thirty (30) days after receiving notice of such Third Party Claim.
               (c) The Indemnifying Party’s failure to confirm to the Indemnified Party that the Indemnifying Party will undertake such defense shall be deemed to be a waiver by the Indemnifying Party of its right to undertake the defense of such Third Party Claim. If, however, the Indemnifying Party undertakes the defense of such Third Party Claim, the Indemnified Party will (i) at the Indemnifying Party’s expense, reasonably cooperate with the Indemnifying Party and its counsel in the investigation and defense of such Third Party Claim and (ii) at the Indemnified Party’s expense, have the right to participate in such investigation and defense; provided that the Indemnifying Party will control (subject to the provisions of paragraphs (d) and (e) below) the negotiation, tactics, trial, appeals and other matters and proceedings related to such claim, except that the Indemnifying Party will not, without the prior written consent of the Indemnified Party, require the Indemnified Party to take or refrain from taking any action, or make any public statement, which the Indemnified Party reasonably considers to be against its interest, or consent to any settlement that requires the Indemnified Party to make any payment that is not fully indemnified by the Indemnifying Party under this Agreement.
               (d) If the Indemnifying Party does not undertake the defense of any Third Party Claim, the Indemnified Party, at the expense of the Indemnifying Party, may undertake the defense of such Third Party Claim with counsel of its choosing, and the Indemnifying Party in that event shall reasonably cooperate with the Indemnified Party and its counsel in the investigation and defense of such Third Party Claim, but the Indemnified Party will control such investigation and defense at the expense of the Indemnifying Party.
               (e) Notwithstanding anything contained in this Section 13.4 to the contrary, if both the Indemnifying Party and the Indemnified Party are named as parties or subject to any Third Party Claim and either such party determines with advice of counsel that a material conflict of interest between such parties may exist in respect of such Third Party Claim, the Indemnifying Party may decline to assume the defense on behalf of the Indemnified Party or the Indemnified Party may retain the defense on its own behalf, and, in either such case, after notice to such effect is duly given hereunder to the other party, the Indemnifying Party shall be relieved of any obligation to assume the defense on behalf of the Indemnified Party, but shall be required to pay the out-of-pocket legal costs and expenses (such as reasonable attorneys’ fees and disbursements) of such defense; provided, however, that the Indemnifying Party shall not be liable for such expenses on account of more than one separate firm of attorneys (and, if necessary, local counsel) at any time representing such Indemnified Party in connection with any Third Party Claim or separate Third Party Claim in the same jurisdiction arising out of or based upon substantially the same allegations or circumstances.
               (f) The Indemnified Party and the Indemnifying Party agree to make available to each other, their counsel and other representatives, all information and documents available to them that relate to any Third Party Claim, and to render to each other such assistance as may reasonably be requested to ensure the proper and adequate defense of such Third Party Claim.
               (g) Each Indemnified Party shall take commercially reasonable actions to mitigate Losses, including pursuing insurance claims and Third Party Claims, and shall reasonably consult and cooperate with each Indemnifying Party with a view towards mitigating Losses, in connection with claims for which an Indemnified Person seeks indemnification hereunder.

     14. Additional Provisions.
          14.1 Successors and Assigns, Assignability, Beneficiaries. This Agreement is binding upon and inures to the benefit of Sellers, Stockholders, Purchasers and JAKKS and their respective successors and permitted assigns. Neither this Agreement nor any obligation hereunder will be assignable except with the prior written consent of Purchasers, Sellers, Stockholders and JAKKS. Notwithstanding the preceding sentence, (a) Purchasers and JAKKS may assign all or any part of their respective rights and obligations under this Agreement to one or more Affiliates, except that JAKKS may not assign its obligations under Sections 7.5 or 11.18 of this Agreement without the prior written consent of the Sellers and (b) each Seller may assign its rights to receive Post-Closing Payments under Section 2.5 to its shareholders (including any beneficial holders of its capital stock) and/or any trust created for the benefit of such shareholders (or such beneficial holders) or any of their respective Family Members or to any liquidating trust established in connection with the liquidation of such Seller. Nothing in this Agreement, express or implied, is intended to confer on any Person (other than the parties or their respective successors and permitted assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.
          14.2 Notices. All notices which are required by or may be given pursuant to the terms of this Agreement must be in writing and must be delivered personally, sent by certified mail, return receipt requested, postage prepaid, facsimile (with written confirmation of transmission) provided that notice is also sent via first class mail, postage prepaid, or sent for next-day delivery by a nationally recognized overnight delivery service as follows:

If to Sellers:	Creative Designs International, Ltd.
5 Casey Court
Newtown, PA 18940
Tel. No.:
Fax No.:
Attention: Mr. Geoffrey Greenberg

with a copy to:	Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103
Tel. No.: (215) 864-8604
Fax No.: (215) 864-9961
Attention: Brian D. Doerner, Esq.

If to Stockholders:	To their respective addresses as set forth in the introductory paragraph.

If to Purchasers or	JPI/VII Acquisition Corp.
JAKKS:	22619 Pacific Coast Highway, Suite 250
Malibu, CA 90265
Tel. No.: (310) 455-6210
Fax No.: (310) 455-6352
Attention: Mr. Joel M. Bennett

JPI CDI (HK) Limited
22619 Pacific Coast Highway, Suite 250
Malibu, CA 90265
Tel. No.: (310) 455-6210
Fax No.: (310) 455-6352
Attention: Mr. Joel M. Bennett

JAKKS Pacific, Inc.
22619 Pacific Coast Highway
Malibu, CA 90265
Tel. No.: (310) 455-6210
Fax No.: (310) 455-6352
Attention: Mr. Joel M. Bennett

with a copy to:	Feder, Kaszovitz, Isaacson, Skala, Weber,
Bass & Rhine LLP
750 Lexington Ave
New York, NY 10022-1200
Tel. No.: (212) 888-8200
Fax No.: (212) 888-7776
Attention: Murray L. Skala, Esq.
     Any of the addresses set forth above may be changed from time to time by written notice from the party requesting the change.
     Such notices and other communications will be treated for all purposes of this Agreement as being effective immediately if delivered personally or by facsimile (with written confirmation of transmission), or five days after mailing by certified mail, return receipt requested, first class postage prepaid, or one day after deposit for next business day delivery by a nationally recognized overnight delivery service.
          14.3 Amendments and Waivers. The waiver, amendment or modification of any provision of this Agreement or any right, power or remedy under this Agreement, whether by agreement of the parties hereto or by custom, course of dealing or trade practice, will not be effective unless in writing and signed by the party or parties against whom enforcement of such waiver, amendment or modification is sought. Except as otherwise provided in this Agreement, no failure or delay by any party in exercising any right, power or remedy with respect to any of the provisions of this Agreement will operate as a waiver of such provisions or any other provisions.

          14.4 Severability. If any provision of this Agreement or the application of any such provision is held to be prohibited or unenforceable in any jurisdiction, such provision will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability. The remaining provisions of this Agreement will remain in full force and effect, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto will use their best efforts to replace the provision that is contrary to law with a legal one approximating to the extent possible the original intent of the parties.
          14.5 Exhibits. The schedules and exhibits that are attached to and referred to in this Agreement are incorporated in and are an integral part of this Agreement.
          14.6 Integration and Entire Agreement. This Agreement and the Related Documents set forth the entire understanding among the parties with respect to the subject matter hereof and thereof, supersede all previous and contemporaneous written or oral negotiations, commitments, understandings, and agreements relating to the subject matter of this Agreement and the Related Documents and merge all prior and contemporaneous discussions between or among the parties or any of their respective Affiliates.
          14.7 Counterparts and Headings. For the convenience of the parties, this Agreement may be executed in one or more counterparts, including by facsimile, each of which will be deemed an original, but all of which together shall constitute one and the same agreement. This Agreement will become binding only when counterparts hereto have been executed and delivered by all parties hereto. All headings and captions are inserted for convenience of reference only and will not affect the meaning or interpretation of any provision in this Agreement.
          14.8 Survival. All representations and warranties of Stockholders, Sellers, Purchasers and JAKKS made in this Agreement and the Related Documents, as well as the obligations of the parties to be performed following Closing, will survive the Closing for a period of eighteen (18) months following the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 3.1, 3.2, 4.1, 4.2 and 4.5 will survive without time limit, (ii) the representations, warranties and covenants contained in Sections 4.11, 4.14, 4.18, 11.5 and 11.9 will survive until six (6) months after the expiration of the applicable statutes of limitation relating to claims with respect thereto, (iii) the covenants contained in Section 11.12 will survive for the duration of the Earn-out Period and (iv) the covenants set forth in Sections 2.5 and 11.17 will survive for five months following the expiration of the Earn-out Period. Notwithstanding anything to the contrary contained herein, any covenant, representation or warranty in respect of which indemnity may be sought under Article 13 shall survive the time at which it would otherwise terminate pursuant to this Section 14.8, if the Notice of Claim with respect to the inaccuracy or breach giving rise to such right to indemnity shall have been given to the Indemnifying Party prior to such time. This Section 14.8 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.
          14.9 Expenses. Stockholders and Sellers, jointly and severally, and Purchasers and JAKKS, jointly and severally, will each pay the fees and expenses of their respective counsel, accountants and other experts incident to the negotiation and preparation of this Agreement, the schedules and exhibits hereto and the Related Documents. Notwithstanding the foregoing provisions of this Section 14.9, Sellers shall pay all recording charges, if any, associated with the transfer of the Real Property contemplated hereby.
          14.10 Interpretations. As used herein, the words “ordinary course” or “ordinary course of business” means the ordinary course of commercial operations customarily engaged in by Sellers consistent with past practices and specifically does not include (i) the incurrence of any material liability for any tort or any breach of or default under any Contract or Law, (ii) the failure to meet obligations of Sellers as they become due or payable or (iii) any actions or omissions by Sellers taken or not taken in contemplation of the marketing or sale of the CDI Business or Assets or any part thereof, or of any merger, consolidation, tender offer or other business combination involving all or any of the Sellers. The qualification or limitation of any statement made herein to a party’s “knowledge” or to a matter “known” to a party refers to such party’s actual knowledge after reasonable inquiry and with respect to Sellers, knowledge shall only refer to the actual knowledge after reasonable inquiry of Geoffrey and, with respect to matters relating to CDI Hong Kong, Geoffrey and Ho Chiu Ming. As used herein “including” shall be deemed to be followed by “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. As used herein, words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa, unless the context otherwise requires.
          14.11 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments, powers of attorney, and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.
          14.12 Confidentiality. Except as required by Law, the parties hereto shall hold, and shall cause their respective officers and authorized representatives and agents to hold, any non-public information obtained from the other parties hereto in confidence to the extent required by, and in accordance with the provisions of, the Non Disclosure Agreement, dated October 28, 2003, between the Sellers and JAKKS (the “Confidentiality Agreement”). Moreover, on and at all times after the Closing Date, the Stockholders and Sellers shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in their possession that relates to the CDI Business, the Assets, Purchasers or JAKKS. Notwithstanding any other express or implied agreement to the contrary, the parties hereto agree that each of them and each of their employees, representatives and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure, except where confidentiality is reasonably necessary to comply with U.S. federal or state securities laws. For purposes of this paragraph, the terms “tax treatment” and “tax structure” have the meanings specified in Treasury Regulation section 1.6011-4(c).
          14.13 Public Announcements. No Seller shall issue, or permit any of its agents or Affiliates to issue, any press releases or otherwise make, or permit any of their respective agents or Affiliates to make, any public or other statements, with respect to this Agreement, the Related Documents and the transactions contemplated hereby and thereby without the prior written consent of Purchasers. JAKKS will afford Sellers and Stockholders a reasonable opportunity to review and comment on any press release or other proposed disclosure intended to be made by JAKKS with respect to this Agreement or the transactions contemplated herein, a reasonable time before such disclosure is intended to be made.
          14.14 Remedies Cumulative; Specific Performance. Except as set forth in Article 13, the rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach.
          14.15 Drafting. Each party acknowledges that its legal counsel participated in the preparation of this Agreement. The parties stipulate, therefore, that the rule of construction that ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement to favor any party against the other.
          14.16 Governing Law. This Agreement will be construed, governed and enforced in accordance with the internal laws of the State of New York without regard to the conflicts of law principles thereof.
          14.17 JURISDICTION; WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY (I) IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND (II) WAIVES ANY OBJECTION TO VENUE IN THE COUNTY OF NEW YORK, NEW YORK. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

JPI/VII ACQUISITION CORP.

By:

Name:
Title:

JPI CDI (HK) LIMITED

By:

Name:
Title:

JAKKS PACIFIC, INC.

By:

Name:
Title:

CREATIVE DESIGNS INTERNATIONAL, LTD.

By:

Name:
Title:

ARBOR TOYS COMPANY LIMITED

By:

Name:
Title:

GEOFFREY GREENBERG

STEPHANIE COE

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